UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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OXFORD INDUSTRIES, INC.
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NOTICE AND PROXY STATEMENT

OXFORD INDUSTRIES, INC.
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on June 15, 2009

TIME:	3:00 p.m., local time, on Monday, June 15, 2009
PLACE:	Oxford Industries, Inc. 222 Piedmont Avenue, N.E. Atlanta, Georgia 30308
ITEMS OF BUSINESS:
(1) To elect the three directors nominated by the Board of Directors of Oxford Industries, Inc. and listed in the accompanying proxy statement to serve on the Company’s Board of Directors for a term of three years;

(2) To approve an amendment to the Oxford Industries, Inc. Long-Term Stock Incentive Plan;
(3) To approve an amendment to the Oxford Industries, Inc. Employee Stock Purchase Plan;
(4) To ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm during fiscal 2009; and
(5) To transact any other business that properly comes before the annual meeting or any adjournment or postponement of the annual meeting.
WHO MAY VOTE:	You can vote if you were a holder of record of the Company’s common stock as of the close of business on April 15, 2009.
DATE OF NOTICE:	May 7, 2009
DATE OF MAILING:	This notice and the accompanying proxy statement are first being mailed to shareholders on or about May 11, 2009.

A list of the Company’s shareholders entitled to vote at the annual meeting will be available for examination by any shareholder of the Company, or his or her agent or attorney, at the annual meeting. The enclosed proxy is solicited on behalf of the Company’s Board of Directors. Reference is made to the accompanying proxy statement for further information with respect to the items of business to be transacted at the annual meeting.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING AND, IF YOU ATTEND THE MEETING, YOU MAY ELECT TO VOTE IN PERSON.

If your shares are held in an account at a bank or broker, you are invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a valid proxy card from your bank or broker.

By Order of the Board of Directors,

Thomas E. Campbell
Secretary

OXFORD INDUSTRIES, INC.
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308

PROXY STATEMENT

For Annual Meeting of Shareholders
To Be Held on June 15, 2009

ABOUT THE MEETING

Why did you send me this proxy statement?

The Board of Directors of Oxford Industries, Inc., a Georgia corporation, seeks your proxy for use in voting at our 2009 Annual Meeting of Shareholders or at any postponements or adjournments of the annual meeting. Our annual meeting will be held at the offices of Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, on Monday, June 15, 2009, at 3:00 p.m., local time. You may contact our Investor Relations Department at (404) 659-2424 to obtain directions to the site of the annual meeting.

We will begin mailing this proxy statement, the attached Notice of Annual Meeting of Shareholders and the accompanying proxy card on or about May 11, 2009 to all holders of our common stock, par value $1.00 per share, entitled to vote at the annual meeting. Along with this proxy statement, we are also sending our Annual Report to Shareholders for fiscal 2008.

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is called a proxy or a proxy card. We have designated three of our officers, J. Hicks Lanier, Thomas C. Chubb III and Thomas E. Campbell, as proxies for our 2009 Annual Meeting of Shareholders.

What am I voting on?

You will be voting on each of the following:

1. To elect three directors nominated by our Board of Directors to serve on our Board of Directors for a term of three years;

2. To approve an amendment to the Oxford Industries, Inc. Long-Term Stock Incentive Plan to (a) increase by 1,000,000 shares the number of shares of our common stock that can be granted to participants over the life of the plan, and (b) remove the plan’s sub-limit of 700,000 shares on the number of shares of our common stock that can be transferred to participants free of a substantial risk of forfeiture in connection with grants of restricted shares under the plan or in satisfaction of restricted share units awarded under the plan;

3. To approve an amendment to the Oxford Industries, Inc. Employee Stock Purchase Plan to increase by 500,000 shares the number of shares of our common stock reserved for issuance under the plan;

4. To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2009; and

5. To transact any other business that properly comes before the annual meeting or any adjournment or postponement of the annual meeting.

As of the date of this proxy statement, our Board of Directors knows of no other matter that will be brought before the annual meeting.

You may not cumulate your votes for any matter being voted on at the annual meeting, and you are not entitled to appraisal or dissenter’s rights. You may vote “for,” “against,” or “abstain” from voting on each proposal.

Who can vote?

You may vote if you owned shares of our common stock as of the close of business on April 15, 2009, the record date for our 2009 Annual Meeting of Shareholders. As of the close of business on April 15, 2009, there were 15,892,016 shares of our common stock issued and outstanding.

How do I vote?

If, on April 15, 2009, your shares of our common stock were registered directly in your name with our transfer agent, Computershare, then you are a shareholder of record. As a shareholder of record, you may vote using one of the following methods:

•	by completing, signing and returning the enclosed proxy; or

•	by attending the annual meeting and voting in person.

If, on April 15, 2009, your shares were held in an account at a bank or broker, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The bank or broker holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares in your account. Telephone and/or Internet voting may be available to direct your bank or broker on how to vote the shares in your account. The availability of telephone and/or Internet voting will depend on the voting processes of your bank or broker. Please follow the directions on your proxy card carefully. Even if your shares are held in an account at a bank or broker, you are invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a valid proxy card from your bank or broker.

What if my shares are registered in more than one person’s name?

If you own shares that are registered in the name of more than one person, each person must sign the enclosed proxy. If the proxy is signed by an attorney, executor, administrator, trustee or guardian or by any other person in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

What does it mean if I receive more than one proxy?

It means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares by completing and providing your voting instructions for all proxy cards that you receive.

What if I return my proxy but do not provide voting instructions?

If you sign and return your proxy but do not include voting instructions, your proxy will be voted as recommended by our Board of Directors as follows:

•	FOR the election of the director nominees proposed by our Board of Directors;

•	FOR the amendment to the Oxford Industries, Inc. Long-Term Stock Incentive Plan;

•	FOR the amendment to the Oxford Industries, Inc. Employee Stock Purchase Plan;

•	FOR the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2009; and

•	to the extent permitted under applicable law, in the discretion of the proxies on such other matters as may properly come before the annual meeting.

A properly executed proxy card marked “Abstain” with respect to any proposal will not be voted for such proposal. If you hold shares in an account at a bank or broker, see “— Will my shares be voted if I do not provide my proxy?” below.

Can I change my mind after I vote?

If you are a shareholder of record, you may revoke or change your vote with respect to the shares of our common stock that are registered directly in your name by doing any of the following:

•	delivering a written notice of revocation to our Secretary before the vote is taken at the annual meeting, such notice of revocation dated later than the proxy you want to revoke;

•	properly executing and delivering a later dated proxy before the vote is taken at the annual meeting; or

•	voting in person at the annual meeting (your attendance at the annual meeting, in and of itself, will not revoke the earlier proxy).

If your shares are held in an account at a bank or broker, then you must follow the instructions provided by your bank or broker in order to revoke or change your vote with respect to those shares held in street name.

How many votes am I entitled to?

You are entitled to one vote for each share of our common stock that you owned on the record date.

How many votes must be present to hold the annual meeting?

In order for us to conduct the annual meeting, the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on April 15, 2009 must be present at the annual meeting in person or by proxy. This is referred to as a quorum. Broker non-votes (as described below under “— Will my shares be voted if I do not provide my proxy?”), if any, will be counted as shares present for purposes of determining the presence of a quorum.

How many votes are needed to elect directors?

In an uncontested election at an annual meeting of shareholders, such as this annual meeting, our Bylaws require each director be elected by a majority of the votes cast with respect to such director (number of shares voted

“for” a director must exceed the number of votes cast “against” that director). If a nominee who is already serving as a director is not elected by a majority of the votes cast at the annual meeting in an uncontested election, under Georgia law the director would continue to serve on our Board of Directors as a “holdover director.” However, under our Bylaws, any holdover director who stood for election but failed to receive a majority of the votes cast with respect to such director must offer to tender his or her resignation to our Board of Directors. Our Board of Directors, in consultation with any of its committees so designated, would then determine whether to accept or reject the resignation, or whether other action should be taken. Under our Bylaws, our Board of Directors is required to act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director is not elected at the annual meeting, that nominee would not become a director and would not serve on our Board of Directors as a holdover director. All of the director nominees for election at the 2009 Annual Meeting of Shareholders are currently serving on our Board of Directors.

In a contested election at an annual meeting of shareholders (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Abstentions will have no effect on the vote for the election of directors.

What is the purpose of the amendment to the Oxford Industries, Inc. Long-Term Stock Incentive Plan?

The proposal to amend the Oxford Industries, Inc. Long-Term Stock Incentive Plan (the “LTIP”) is to (1) increase by 1,000,000 shares the number of shares of our common stock that can be granted to participants over the life of the LTIP, and (2) remove the LTIP’s sub-limit of 700,000 shares on the number of shares of our common stock that can be transferred to participants free of a substantial risk of forfeiture in connection with grants of restricted shares under the LTIP or in satisfaction of restricted share units awarded under the LTIP. Our Board of Directors and Nominating, Compensation & Governance Committee believe this amendment is in our company’s and our shareholders’ best interests as it would facilitate the continued use of equity compensation awards under the LTIP in the future.

How many votes are needed to approve the amendment to the Oxford Industries, Inc. Long-Term Stock Incentive Plan?

Approval of the amendment to the LTIP, as specified in Proposal No. 2, requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes, if any, will not be counted as entitled to vote on the proposal and will have no effect on the vote for this proposal.

What is the purpose of the amendment to the Oxford Industries, Inc. Employee Stock Purchase Plan?

The proposal to amend the Oxford Industries, Inc. Employee Stock Purchase Plan (the “ESPP”) would increase by 500,000 shares the number of shares of our common stock reserved for issuance under the ESPP. Our Board of Directors believes this amendment is in our company’s and our shareholders’ best interests as it would facilitate our continued use of the ESPP to provide employees with an opportunity to become more personally invested in our company.

How many votes are needed to approve the amendment to the Oxford Industries, Inc. Employee Stock Purchase Plan?

Approval of the amendment to the ESPP, as specified in Proposal No. 3, requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes, if any, will not be counted as entitled to vote on the proposal and will have no effect on the vote for this proposal.

How many votes are needed to ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2009?

Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2009, as specified in Proposal No. 4, requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal.

Shareholder ratification of the appointment of Ernst & Young LLP is not required by law; however, our Board of Directors considers the solicitation of shareholder ratification to be in the best interests of our company and our shareholders. In light of the difficulty and expense involved in changing auditors on short notice, if our shareholders do not ratify the selection of Ernst & Young LLP at the annual meeting, it is contemplated that the appointment of Ernst & Young LLP for fiscal 2009 will stand unless our Board of Directors finds other reasons for making a change. Disapproval by our shareholders will be considered a recommendation that our Board of Directors select another independent registered public accounting firm for the following year.

How many votes are needed for other matters?

Approval of any other matter that properly comes before the annual meeting requires the affirmative vote of a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal (except as otherwise provided in our Articles of Incorporation or Bylaws or applicable law for actions that require a greater percentage of votes in favor of a proposal). Our Board of Directors knows of no other matters that will be brought before the annual meeting. If other matters are properly introduced, the persons named in the enclosed proxy as the proxy holders will vote on such matters in their discretion to the extent permitted under applicable law.

Will my shares be voted if I do not provide my proxy?

Under certain circumstances, your shares may be voted if they are held in the name of a brokerage firm even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority, under the rules of the New York Stock Exchange (which we refer to as the “NYSE”), to vote shares on certain “routine” matters for which their customers do not provide voting instructions. Under the NYSE’s rules, as currently in effect, the election of directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm are considered routine matters. However, the proposals to amend the LTIP and the ESPP are not considered routine matters under the NYSE rules.

When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. Accordingly, a brokerage firm may not vote your shares on the proposals to amend the LTIP and the ESPP without specific instructions from you. This is called a “broker non-vote.” In tabulating the voting result for a proposal that is not a routine matter, shares for which a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions with respect to that proposal will be deemed a broker non-vote. These proxies will be counted as present at the annual meeting for quorum purposes but will not be counted as entitled to vote on the non-routine proposal.

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy or attend the annual meeting and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 15, 2009

This proxy statement and our Annual Report to Shareholders for fiscal 2008 are available on the Internet at www.proxymaterials.oxfordinc.com.

EXECUTIVE OFFICERS

The following table sets forth information about our executive officers as of April 15, 2009:

Name	Age	Position Held

J. Hicks Lanier	69	Chairman and Chief Executive Officer
John A. Baumgartner	66	Senior Vice President and Chief Information Officer
Thomas E. Campbell	45	Senior Vice President-Law, General Counsel and Secretary
Thomas C. Chubb III	45	Executive Vice President
Christine B. Cole	60	Senior Vice President-Human Resources
K. Scott Grassmyer	48	Senior Vice President, Chief Financial Officer and Controller
Miles Gray	62	CEO, Ben Sherman Group
Knowlton J. O’Reilly	69	Group Vice President
Terry R. Pillow	56	CEO, Tommy Bahama Group
Anne M. Shoemaker	50	Vice President-Capital Markets and Treasurer
James F. Tuman III	61	President, Lanier Clothes

All of our executive officers are elected by and serve at the discretion of either our Board of Directors or the Chairman of our Board of Directors.

Mr. J. Hicks Lanier has been our Chairman and Chief Executive Officer since 1981. Mr. Lanier also served as our President from 1977 until 2003. He currently serves as a director of SunTrust Banks, Inc., Crawford & Company and Genuine Parts Company. He serves on the Audit and Risk Committees of SunTrust Banks, Inc., and the Audit Committee of Crawford & Company. He also serves on the Compensation, Nominating and Governance Committee of Genuine Parts Company and the Nominating / Corporate Governance / Compensation Committee of Crawford & Company.

Mr. John A. Baumgartner was appointed Senior Vice President and Chief Information Officer in 2004. From 1992 to 2004, he served as a Vice President.

Mr. Thomas E. Campbell has served as Senior Vice President-Law, General Counsel and Secretary since 2008. Mr. Campbell served as our Vice President-Law, General Counsel and Secretary from 2006 to 2008. Prior to joining our company, Mr. Campbell was Senior Counsel at Interface, Inc., a manufacturer and marketer of floor coverings and fabrics, where he had served since 1997.

Mr. Thomas C. Chubb III was appointed Executive Vice President in 2004. From 1999 to 2004, he served as our Vice President, General Counsel and Secretary.

Ms. Christine B. Cole has served as Senior Vice President-Human Resources since 2008. Ms. Cole served as our Vice President-Human Resources from 2004 to 2008. Prior to joining our company, Ms. Cole had been the Vice President of Reed Business Information, Inc., a provider of information and communications for a diverse range of business sectors, beginning in 1999.

Mr. K. Scott Grassmyer has served as Senior Vice President, Chief Financial Officer and Controller since 2008. Mr. Grassmyer served as our Senior Vice President and Controller from 2004 to 2008. From 2003 to 2004, he served as our Vice President and Controller. Mr. Grassmyer was appointed our Controller in 2002.

Mr. Miles Gray is CEO, Ben Sherman Group (one of our operating groups) and has held that position since our acquisition of Ben Sherman Limited in 2004. Prior to joining our company, Mr. Gray had been the CEO of Ben Sherman Limited since 2000. From 1997 to 2000, Mr. Gray was Ben Sherman’s European Sales & Marketing Director.

Mr. Knowlton J. O’Reilly is Group Vice President and has held that position since 2007. Mr. O’Reilly previously served as a Group Vice President of our company from 1978 until 2006. Mr. O’Reilly’s previous employment with our company ended in June 2006 in connection with the sale of our Womenswear Group. From June 2006 until November 2007, Mr. O’Reilly served as Group Vice President of The Millwork Trading Co., Ltd., d/b/a Li & Fung USA, a subsidiary of Hong Kong-based consumer sourcing goods company Li & Fung Trading Limited and the purchaser of our Womenswear Group. Mr. O’Reilly also served as a member of our Board of Directors from 1987 to 2005.

Mr. Terry R. Pillow is CEO, Tommy Bahama Group (one of our operating groups) and has held that position since 2008. Prior to joining our company, from 2005 to 2006, Mr. Pillow served at Polo Ralph Lauren Corporation as President & Chief Executive Officer, Ralph Lauren Footwear. From 1999 to 2005, Mr. Pillow was Executive Vice President for Reebok International Limited where he served as President & Chief Executive Officer of Ralph Lauren Footwear from 2001 to 2005.

Ms. Anne M. Shoemaker was appointed Vice President-Capital Markets and Treasurer in 2007. She served as our Vice President-Internal Audit from 2004 to 2007. From 2001 to 2004, she served as our Director of Credit and Internal Audit.

Mr. James F. Tuman III is President, Lanier Clothes (one of our operating groups) and has had this position since 2005. From 1994 to 2005, Mr. Tuman served as Group Manager and Vice President-Manufacturing of Lanier Clothes.

ELECTION OF DIRECTORS
(Proposal No. 1)

Board of Directors

Under our Articles of Incorporation, our Board of Directors will consist of at least nine members, with the specific number fixed by our Bylaws, from time to time, by resolution of our Board of Directors or by the affirmative vote of at least 75% of our outstanding capital stock entitled to vote generally in the election of directors. Currently, our Bylaws have fixed the number of directors at 10, with nine members presently serving. Accordingly, there is one vacancy on our Board of Directors; however, proxies cannot be voted for more than three nominees. In accordance with our Articles of Incorporation, our directors are divided into three classes that are as nearly equal in size as possible. Directors in each class are elected to three-year terms, with director classes serving staggered terms. A director holds office until the annual meeting of shareholders held in the year during which the director’s term ends and until his or her successor is elected and qualified.

Pursuant to our Bylaws, an individual becomes ineligible for election or appointment as a director:

•	for any employee director (i.e., someone who concurrently serves as an employee of our company and as a member of our Board of Directors), other than an individual who has at any time served as our Chief Executive Officer, following the end of our fiscal year during which such individual reaches the age of 65; and

•	for any other individual, following the end of our fiscal year during which such individual reaches the age of 72.

Our Board of Directors currently consists of three Class I directors, three Class II directors and three Class III directors. At our 2009 Annual Meeting of Shareholders, the terms of Messrs. John R. Holder, J. Hicks Lanier and Clarence H. Smith, the three Class II directors, will expire. Messrs. Lanier and Smith were most recently elected by our shareholders at our 2006 Annual Meeting of Shareholders.

Mr. Holder was initially elected as a director by our Board of Directors on March 26, 2009 to fill a Class II director vacancy. Mr. Holder was recommended to our Nominating, Compensation & Governance Committee as a potential director nominee by our Chairman and Chief Executive Officer. Following the recommendation, Mr. Holder was evaluated as a potential director nominee by our Nominating, Compensation & Governance Committee. After evaluating Mr. Holder’s qualifications and independence, our Nominating, Compensation & Governance Committee recommended that our Board of Directors elect Mr. Holder to our Board of Directors.

Our other directors are expected to remain in office for the remainder of their respective terms, as indicated below.

In an uncontested election at an annual meeting of shareholders, our Bylaws require that each director be elected by a majority of the votes cast with respect to such director (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In accordance with our Bylaws, in order for a shareholder to have nominated a director for consideration at the 2009 Annual Meeting of Shareholders, we must have received the nomination not later than the close of business on March 18, 2009. We have not received a shareholder nomination for a director for consideration at the annual meeting. Accordingly, the election of directors at the 2009 Annual Meeting of Shareholders is an uncontested election.

Under Georgia law, if, in an uncontested election at the annual meeting, a nominee who is already serving as a director is not elected, the director would continue to serve on our Board of Directors as a “holdover director.”

Under our Bylaws, any holdover director who fails to be elected by a majority of the votes cast with respect to such director in an uncontested election must offer to tender his or her resignation to our Board of Directors. Our Board of Directors, in consultation with any of its committees so designated, would then determine whether to accept or reject the resignation, or whether other action should be taken. Under our Bylaws, our Board of Directors is required to act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director is not elected at the annual meeting, that nominee would not become a director and would not serve on our Board of Directors as a “holdover director.” All of the director nominees for election at the 2009 Annual Meeting of Shareholders are currently serving on our Board of Directors.

Abstentions will have no effect on the vote for the election of directors.

Each nominee has consented to serve if elected, and our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected. If a nominee becomes unwilling or unable to serve prior to the annual meeting, then at the recommendation of our Board of Directors:

•	proxies will be voted for a substitute nominee selected by or at the direction of our Board of Directors;

•	the vacancy created by the inability or unwillingness of a nominee to serve will remain open until filled by our Board of Directors; or

•	our Bylaws may be amended to reduce the number of directors serving on our Board of Directors.

Our Board of Directors is also searching for other qualified persons to add to our Board of Directors to fill the remaining vacancy. Because no such candidate was identified at the time that this proxy statement was delivered to our shareholders, our Board of Directors has determined to leave the seat vacant until an appropriate individual has been identified. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ELECT EACH OF THE CLASS II DIRECTOR NOMINEES LISTED BELOW.

Directors

The following table sets forth, as of April 15, 2009, certain information concerning the director nominees and our other directors who will be continuing after our 2009 Annual Meeting of Shareholders.

Nominees for Election — Class II Directors — Terms Expire in 2012

Name	Age	Director Since	Positions Held

John R. Holder	54	March 26, 2009	Mr. Holder is Chairman and Chief Executive Officer of Holder Properties, a commercial real estate development company, and has held this position since 1989. He is also a member of the SunTrust Bank, Regional Board.

J. Hicks Lanier*	69	1969	Mr. Lanier has been our Chairman and Chief Executive Officer since 1981. Mr. Lanier also served as our President from 1977 until 2003. He currently serves as a director of SunTrust Banks, Inc., Crawford & Company and Genuine Parts Company. He serves on the Audit and Risk Committees of SunTrust Banks, Inc., and the Audit Committee of Crawford & Company. He also serves on the Compensation, Nominating and Governance Committee of Genuine Parts Company and the Nominating / Corporate Governance / Compensation Committee of Crawford & Company.

Clarence H. Smith	58	2003	Mr. Smith is President and Chief Executive Officer of Haverty Furniture Companies, Inc., a home furnishings retailer, and has held this position since January 2003. He served as President and Chief Operating Officer of Haverty Furniture Companies, Inc. from 2002 to 2003, Chief Operating Officer of Haverty Furniture Companies, Inc. from 2000 to 2002, and Senior Vice President, General Manager — Stores of Haverty Furniture Companies, Inc. from 1996 to 2000. He is also a director of Haverty Furniture Companies, Inc.

Continuing — Class III Directors — Terms Expire in 2010

Name	Age	Director Since	Positions Held

George C. Guynn	66	2007	Mr. Guynn retired in October 2006 from his position as President and CEO of the Federal Reserve Bank of Atlanta, where he worked his entire career. Mr. Guynn is a director of Genuine Parts Company and Acuity Brands, Inc. Mr. Guynn serves on the Audit Committee of Genuine Parts Company and the Audit and Governance Committees of Acuity Brands, Inc. He is also a trustee of SunTrust Bank’s Ridgeworth Mutual Funds.

Helen B. Weeks	54	1998	Ms. Weeks founded Ballard Designs, Inc., a home furnishing catalog business, in 1983 and served as Chief Executive Officer until she retired in 2002.

E. Jenner Wood III	57	1995	Mr. Wood has served as Chairman, President and Chief Executive Officer of SunTrust Bank, Central Group, since 2001 and has also served as Corporate Executive Vice President of SunTrust Banks, Inc. since 2005. Mr. Wood served as Executive Vice President of SunTrust Banks, Inc. from 1994 until 2005. SunTrust Banks, Inc. is a financial holding company that through its flagship subsidiary, SunTrust Bank, offers deposit, credit and trust and investment services. Mr. Wood is a director of Crawford & Company and serves on its Executive and Nominating / Corporate Governance / Compensation Committees. He is also a director of Georgia Power Company and serves on its Finance Committee.

Continuing — Class I Directors — Terms Expire in 2011

Name	Age	Director Since	Positions Held

Cecil D. Conlee	72	1985	Mr. Conlee is Chairman of CGR Advisors, a real estate advisory company, and has held this position since 1990. Mr. Conlee currently serves as a director of National Beverage Corp. and is a member of its Audit Committee. Mr. Conlee also serves on the Audit Committee of Vanderbilt University.

J. Reese Lanier*	66	1974	Mr. Lanier is self-employed in farming and related businesses and has had this occupation for more than five years.

Dennis M. Love	53	2008	Mr. Love is President and Chief Executive Officer of Printpack Inc., a manufacturer of flexible and specialty rigid packaging, and has served in such capacities since 1987. Mr. Love currently serves as a director of Caraustar Industries, Inc. and AGL Resources, Inc. Mr. Love serves as a member of the Compensation and Employee Benefits Committee of Caraustar Industries, Inc., serves as chair of the Nominating, Governance and Corporate Responsibility Committees of AGL Resources, Inc. and serves as a member of the Audit and Executive Committees of AGL Resources, Inc. Mr. Love is also a director of the Cleveland Group, Inc.

*	J. Hicks Lanier and J. Reese Lanier are first cousins.

Conduct Policies for Directors, Officers, including Senior Financial Officers, and Employees

Our Board of Directors has adopted a Conflict of Interest and Business Ethics Policy for all of our directors, officers and employees. It is our policy that all such covered persons must avoid any activity that is or has the appearance of being hostile, adverse or competitive with our business, or that interferes with the proper performance of the individual’s duties, responsibilities or loyalty to our company. Members of the Executive Committee of our Board of Directors have the authority to grant a waiver of a provision of our Conflict of Interest and Business Ethics Policy to any of our employees (including any officer who is also not a director). Our Board of Directors has the exclusive authority to grant a waiver of a provision of our Conflict of Interest and Business Ethics Policy to any of our directors.

In addition, our Board of Directors has adopted an ethical conduct policy for our senior financial officers, including, among others, our chief executive officer, our chief financial officer and our chief accounting officer. These individuals are expected to adhere at all times to this ethical conduct policy. Failure to comply with this ethical conduct policy is a serious offense and will result in appropriate disciplinary action. Our Board of Directors has the authority to approve any deviation or waiver of this ethical conduct policy.

We will disclose on our Internet website at www.oxfordinc.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), (i) the nature of any amendment to these conduct policies (other than technical, administrative or other non-substantive amendments), (ii) our approval of any material departure from a provision of these conduct policies granted to any of our executive officers or directors, or (iii) our failure to take action within a reasonable period of time regarding any material departure from a provision of these conduct policies that has been made known to any of our executive officers.

We have posted our Conflict of Interest and Business Ethics Policy and our ethical conduct policy for our senior financial officers on our Internet website at www.oxfordinc.com. A copy of each of these policies is available in print to any shareholder who so requests it. Requests for a copy of either of these policies should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our officers and directors, and persons who beneficially own more than 10% of our common stock, file with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) certain reports, and to furnish copies thereof to us, with respect to each such person’s beneficial ownership and changes in ownership of our equity securities.

Based solely on a review of the copies of such reports furnished to us, we believe that during fiscal 2008, our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

Submission of Director Candidates by Shareholders

Pursuant to our Bylaws, to be timely, a director nomination by a shareholder must generally be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting; however, if the annual meeting of shareholders is advanced more than 30 days prior to or delayed more than 30 days after the first anniversary of the preceding year’s annual meeting, a director nomination submitted by a shareholder to be timely must be delivered not later than the close of business on the later of (i) the 90th day prior to the annual meeting or (ii) the 10th day following the date on which public announcement of the date of such annual meeting is first made. Any recommendation received by our Secretary will be promptly forwarded to the Chairman of our Nominating, Compensation & Governance Committee for consideration. In order for a shareholder to nominate a director candidate for consideration at our 2010 Annual Meeting of Shareholders, we must receive notice of such nomination on or before March 17, 2010 unless the date of our 2010 Annual Meeting of Shareholders is advanced more than 30 days prior to or delayed more than 30 days after June 15, 2010. Any such nominations must comply with the other requirements for proper nominations pursuant to our Bylaws.

Our Bylaws set out the specific requirements that a shareholder must satisfy in order to properly nominate a director candidate. Any shareholder filing a written notice of nomination for director must describe various matters regarding the nominee and the shareholder, including, among other things, such information as name, address, occupation, shares, rights to acquire shares and other derivative securities held, and any relevant understandings or arrangements between the shareholder and affiliated parties, if any. A copy of the requirements for nominating a director candidate is available in print to any shareholder who so requests it. Requests for a copy of these requirements should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

In addition to candidates submitted by shareholders, our Nominating, Compensation & Governance Committee will also consider candidates recommended by directors, management, third party search firms and other valid and reliable sources. Candidates recommended by any of these sources will be equally evaluated and considered. Our Nominating, Compensation & Governance Committee will compile a complete list of candidates recommended from any valid source and evaluate each candidate. Each candidate will be evaluated in the context of the current composition of our Board of Directors, the current needs of our Board of Directors and the long-term interests of our shareholders. In making its evaluation of possible director candidates, our Nominating, Compensation & Governance Committee will consider, among other things, issues such as a candidate’s independence, age, understanding of our industry, general business knowledge and experience, financial literacy and expertise, availability and commitment. After evaluating each candidate, our Nominating, Compensation & Governance Committee will determine which candidates it will recommend to the full Board of Directors.

COMMON STOCK OWNERSHIP BY MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The table below sets forth certain information, as of April 15, 2009 (except as noted), regarding the beneficial ownership of shares of our common stock by:

•	owners of 5% or more of our common stock;

•	our directors;

•	our named executive officers (as defined in “Executive Compensation — Compensation Discussion and Analysis — Named Executive Officers for Fiscal 2008”); and

•	our directors and executive officers as a group.

Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of our common stock shown as being beneficially owned by them. Unless otherwise indicated, the address for each shareholder on this table is c/o Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308.

	Beneficial Ownership of
	Common Stock
	Number of		Percent of
Name	Shares(1)		Class(1)

Kornitzer Capital Management, Inc.	1,343,641	(a)	8.45
Dimensional Fund Advisors LP	1,281,209	(b)	8.06
Barclays Global Investors, NA, et al.	951,419	(c)	5.99
SunTrust Banks, Inc.	801,358	(d)	5.04
Thomas C. Chubb III	70,671	(e)	*
Cecil D. Conlee	21,996	(f)	*
K. Scott Grassmyer	26,833	(g)	*
George C. Guynn	2,536		*
John R. Holder	1,568		*
J. Hicks Lanier	1,715,630	(h)	10.79
J. Reese Lanier	503,385	(i)	3.17
Dennis M. Love	1,363		*
Knowlton J. O’Reilly	32,460		*
Terry R. Pillow	60,000		*
Clarence H. Smith	3,915		*
Helen B. Weeks	4,063		*
E. Jenner Wood III	4,515		*
All directors and executive officers as a group (19 persons)	2,541,350	(j)	15.92	(j)

*	Less than 1%

(1)	Calculations based on an aggregate of 15,892,016 shares of our common stock outstanding as of the close of business on April 15, 2009. The number of shares and percentage of the class beneficially owned for each shareholder assume the issuance of all shares attributable to outstanding options held by such shareholder that may be exercised within 60 days of April 15, 2009 but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. In addition, the number of shares and percentage of the class beneficially owned for each shareholder assume the issuance of all shares attributable to outstanding restricted share units held by such shareholder that are scheduled to vest within 60 days of April 15, 2009 but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The number of shares and percentage of the class beneficially owned by all directors and executive officers as a group assume the issuance of all shares attributable to outstanding options held by such directors and executive officers that may be exercised within 60 days of April 15, 2009 and assume the issuance of all shares attributable to outstanding restricted share units held by such directors and executive officers that are scheduled to vest within 60 days of April 15, 2009.

(a)	The shares reported are held by Kornitzer Capital Management, Inc. in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. As reported by Kornitzer Capital Management, Inc., Kornitzer Capital Management, Inc. is an investment adviser with respect to the reported shares for the accounts of other persons who have the right to receive, and the power to direct the receipt of, dividends from, or the proceeds from the sale of, the reported shares. Kornitzer Capital Management, Inc. has sole dispositive power over 1,298,766 of the reported shares and sole voting power over all of the reported shares. The address for Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, KS 66205. This information was as of December 31, 2008 and was obtained from a Schedule 13G/A filed on January 9, 2009.

(b)	The shares reported are held by Dimensional Fund Advisors LP in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. As reported by Dimensional Fund Advisors LP, Dimensional Fund Advisors LP furnishes investment advice for four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts own the reported shares while Dimensional Fund Advisors LP possesses investment and/or voting power over the reported shares in its capacity as investment advisor or manager. Dimensional Fund Advisors LP reported sole voting power over 1,252,832 of the reported shares and sole dispositive power over all of the reported shares. The address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. This information was as of December 31, 2008 and was obtained from a Schedule 13G filed on February 9, 2009.

(c)	The shares reported are held by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and/or Barclays Global Investors (Deutschland) AG in various capacities. Barclays Global Investors, NA reported sole voting power over 274,501 of the reported shares and sole dispositive power over 333,990 of the reported shares; Barclays Global Fund Advisors reported sole voting power over 454,184 of the reported shares and sole dispositive power over 608,060 of the reported shares; and Barclays Global Investors, Ltd reported sole voting power over 730 of the reported shares and sole dispositive power over 9,369 of the reported shares. The address for each of Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, California 94105; the address for Barclays Global Investors, Ltd is Murray House, 1 Royal Mint Court, London, EC3N 4HH; the address for Barclays Global Investors Japan Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan; the address for Barclays Global Investors Canada Limited is Brookfield Place, 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1; the address for Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220; and the address for Barclays Global Investors (Deutschland) AG is Apianstrasse 6, D-85774, Unterfohring, Germany. This information was as of December 31, 2008 and was obtained from a Schedule 13G filed on February 5, 2009.

(d)	As reported by SunTrust Banks, Inc., these shares may be held by one or more subsidiaries of SunTrust Banks, Inc. in various fiduciary and agency capacities and include (i) 593,008 shares with respect to which it has sole voting power, (ii) 22,800 shares with respect to which it has shared voting power, (iii) 213,186 shares with respect to which it has sole dispositive power, and (iv) 559,646 shares with respect to which it has shared dispositive power. SunTrust Banks, Inc. and such subsidiaries disclaim beneficial interest in any of the shares reported. The address for SunTrust Banks, Inc. is 303 Peachtree Street, Suite 1500, Atlanta, GA 30308. This information was as of December 31, 2008 and was obtained from a Schedule 13G/A filed on February 12, 2009.

(e)	Includes 29,270 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of April 15, 2009.

(f)	Consists of 11,996 shares held individually by Mr. Conlee and 10,000 shares held by The Conlee Company. Mr. Conlee disclaims beneficial ownership of the shares held by The Conlee Company except to the extent of his pecuniary interest therein.

(g)	Includes 5,000 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of April 15, 2009.

(h)	Consists of 599,607 shares held individually by Mr. J. Hicks Lanier, 582,020 shares held in trust, 492,477 shares held by a charitable foundation of which Mr. Lanier is a trustee, 28,526 shares held in a grantor retained annuity trust of which Mr. Lanier acts as trustee, and 13,000 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of April 15, 2009. Mr. Lanier disclaims beneficial ownership of the 582,020 reported shares held in trust and the 492,477 reported shares held by the charitable foundation of which Mr. Lanier is a trustee.

(i)	Consists of 425,886 shares held individually by Mr. J. Reese Lanier, 76,899 shares held in trust and 600 shares held by Mr. Lanier’s wife. Mr. Lanier disclaims beneficial ownership of the reported shares held in trust and held by his wife.

(j)	Of this amount, the executive officers not listed by name hold individually an aggregate of 66,014 shares and have the right to acquire 25,400 shares pursuant to outstanding stock options that may be exercised within 60 days of April 15, 2009 and 1,001 shares issuable pursuant to outstanding restricted share units that are scheduled to vest within 60 days of April 15, 2009.

Under the SEC’s rules, a person may be deemed to beneficially own securities in which he or she has no pecuniary interest. The information set forth above under this heading “Common Stock Ownership by Management and Certain Beneficial Owners” shall not be construed as an admission that any such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of any securities disclosed above.

CORPORATE GOVERNANCE

Our Board of Directors oversees our company’s business in accordance with the Georgia Business Corporation Code, as implemented by our Articles of Incorporation and Bylaws. Directors are elected by our shareholders to oversee their interest in the long-term health and overall success of our company. Our Board of Directors serves as the ultimate decision-making body of our company, except for those matters reserved to or shared with our shareholders. Our Board of Directors selects and oversees the members of senior management, who are charged by our Board of Directors with conducting the day-to-day business of our company.

Director Independence

Our Board of Directors annually reviews the independence of our directors. As a result of its review, our Board of Directors has affirmatively determined that none of the following director nominees has a material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company), each of the following director nominees meets the categorical standards of the NYSE regarding independence and, as a result, each of the following director nominees is independent: John R. Holder and Clarence H. Smith. In addition to Messrs. Holder and Smith, our Board of Directors has affirmatively determined that the following directors are independent under the NYSE’s categorical standards and do not have a material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company): Cecil D. Conlee, George C. Guynn, Dennis M. Love and Helen B. Weeks.

In determining director independence, our Board of Directors broadly considered all relevant facts and circumstances, including the corporate governance listing standards of the NYSE. Our Board of Directors considered the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with our company or management that might impair the director’s ability to make independent judgments.

Mr. J. Hicks Lanier is an employee of our company and is not independent. Mr. J. Reese Lanier’s son served as one of our executive officers during the previous three years and, in accordance with the NYSE’s corporate governance listing standards, he is not independent.

Mr. E. Jenner Wood III was designated an executive officer of SunTrust Banks, Inc. on December 12, 2008, at which time our Chairman and Chief Executive Officer Mr. J. Hicks Lanier served as a member of the compensation committee of SunTrust Banks, Inc. Mr. Lanier ceased to serve on the compensation committee of SunTrust Banks, Inc. and was reassigned to SunTrust Banks, Inc.’s Risk Committee at the first meeting of SunTrust Banks’ Board of Directors following Mr. Wood’s promotion. Pursuant to the NYSE’s corporate governance listing standards, because Mr. Lanier served on SunTrust Banks, Inc.’s compensation committee at the time of Mr. Wood’s designation as an executive officer of SunTrust Banks, Inc., Mr. Wood was not independent as of the time of such designation (and would similarly not be independent pursuant to such corporate governance listing standards for a period of three years subsequent to the time that Mr. Wood was an executive officer of SunTrust Banks, Inc. and Mr. Lanier concurrently served as a member of SunTrust Banks, Inc.’s compensation committee).

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that set forth certain guidelines for the operation of the Board of Directors and its committees. In accordance with its charter, our Nominating, Compensation & Governance Committee periodically reviews and assesses the adequacy of our Corporate Governance Guidelines. We have posted our Corporate Governance Guidelines on our Internet website at www.oxfordinc.com. A copy of our Corporate Governance Guidelines is available in print to any shareholder who so requests it. Requests for a copy of our Corporate Governance Guidelines should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

Director Self-Evaluation

In accordance with our Corporate Governance Guidelines, our Board of Directors annually conducts a self-evaluation. Our Nominating, Compensation & Governance Committee oversees our Board of Directors’ self-evaluation process.

Meetings of Non-Employee Directors

Pursuant to our Corporate Governance Guidelines, our non-employee directors periodically meet separately from the other directors in executive sessions. Our non-employee directors include directors who are independent, as determined by our Board of Directors, and any other directors who are not officers or employees of our company even though they may have another relationship with our company or management that prevents them from being considered independent under the NYSE’s corporate governance listing standards.

Presiding Independent Director

Cecil D. Conlee is our presiding independent director in accordance with our Corporate Governance Guidelines. The presiding independent director serves in a lead capacity to chair executive sessions of our non-employee directors and coordinate the activities of our other non-employee directors.

Succession Planning

Our Board of Directors plans for succession to the position of Chief Executive Officer, as well as certain other senior management positions. To assist our Board of Directors, our Chairman and Chief Executive Officer periodically provides our non-employee directors with an assessment of senior executive officers and their potential to succeed him. He also provides our non-employee directors with an assessment of persons considered potential successors to certain senior management positions.

Meetings of our Board of Directors; Attendance at the Annual Meeting of Shareholders

Our Board of Directors met four times during fiscal 2008. During fiscal 2008, each of our incumbent directors attended at least 75 percent of the aggregate number of meetings of our Board of Directors and of all committees of which the director was a member during the period he or she was a director or committee member.

While we have not adopted a formal policy regarding attendance by directors at our annual meetings of shareholders, we encourage directors to attend the annual meetings of shareholders in person. Seven of the eight directors who served on our Board of Directors at the conclusion of our 2008 Annual Meeting of Shareholders attended the meeting in person.

Committees of our Board of Directors

Our Board of Directors has a standing Executive Committee, Audit Committee and Nominating, Compensation & Governance Committee.

Executive Committee

J. Hicks Lanier, Dennis M. Love and E. Jenner Wood III are the members of our Executive Committee. Mr. Lanier is chairman of our Executive Committee.

Our Executive Committee is authorized to exercise the authority of the full Board of Directors in managing the business and affairs of our company. However, our Executive Committee does not have certain powers that are reserved to our full Board of Directors under the Georgia Business Corporation Code, including the following:

1. to fill vacancies on our Board of Directors or any of the committees of our Board of Directors;

2. to adopt, amend or repeal our Bylaws; or

3. to approve or propose to shareholders any action that Georgia law requires to be approved by shareholders.

Our Executive Committee met in person once and acted by written consent on three occasions during fiscal 2008.

Audit Committee

Cecil D. Conlee, George C. Guynn and John R. Holder are the members of our Audit Committee. Mr. Conlee is chairman of our Audit Committee. We have posted our Audit Committee’s charter on our Internet website at www.oxfordinc.com. A copy of our Audit Committee’s charter is available in print to any shareholder who so requests it. Requests for a copy of our Audit Committee’s charter should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

Our Board of Directors annually evaluates the financial expertise and independence of the members of our Audit Committee. Following its review, our Board of Directors determined that Mr. Conlee is an “audit committee financial expert,” as that term is defined in Item 407(d) of Regulation S-K. Our Board of Directors also determined that all members of the Audit Committee are independent and are financially literate in accordance with the NYSE’s governance listing standards and the SEC’s regulations.

Our Board of Directors established the Audit Committee in accordance with Rule 10A-3 of the Exchange Act to assist our Board of Directors in fulfilling its responsibilities with respect to the oversight of the following:

1. the integrity of our financial statements, reporting processes and systems of internal controls;

2. our compliance with applicable laws and regulations;

3. the qualifications and independence of our independent registered public accounting firm; and

4. the performance of our internal audit department and our independent registered public accounting firm.

The principal duties and responsibilities of our Audit Committee are set forth in its charter. Our Audit Committee may exercise additional authority prescribed from time to time by our Board of Directors.

Our Audit Committee met in person five times and acted by written consent on one occasion during fiscal 2008.

Nominating, Compensation & Governance Committee

Dennis M. Love, Clarence H. Smith and Helen B. Weeks are the members of our Nominating, Compensation & Governance Committee. Mr. Smith is chairman of our Nominating, Compensation & Governance Committee. We have posted our Nominating, Compensation & Governance Committee’s charter on our Internet website at www.oxfordinc.com. A copy of our Nominating, Compensation & Governance Committee’s charter is available in print to any shareholder who so requests it. Requests for a copy of our Nominating, Compensation & Governance Committee’s charter should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

Our Board of Directors has determined that all members of our Nominating, Compensation & Governance Committee are independent in accordance with the NYSE’s corporate governance listing standards. The purpose of our Nominating, Compensation & Governance Committee is to:

1. assist our Board of Directors in fulfilling its responsibilities with respect to compensation of our executive officers;

2. recommend candidates for all directorships to be filled;

3. identify individuals qualified to serve as members of our Board of Directors;

4. review and recommend committee appointments;

5. take a leadership role in shaping our corporate governance;

6. develop and recommend to our Board of Directors for adoption our Corporate Governance Guidelines;

7. lead our Board of Directors in an annual review of its own performance; and

8. perform other functions that it deems necessary or appropriate.

Our Nominating, Compensation & Governance Committee also has the following responsibilities, among others, related to compensation of our directors, officers and other key employees:

1. administering our stock option and restricted stock plans;

2. administering our Executive Performance Incentive Plan;

3. reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

4. evaluating our Chief Executive Officer’s performance in light of those goals and objectives;

5. determining the compensation of our Chief Executive Officer based upon this evaluation;

6. reviewing and approving the compensation of our executive officers; and

7. making recommendations to our Board of Directors regarding non-chief executive officer compensation, incentive-compensation plans and equity-based plans.

To facilitate our Nominating, Compensation & Governance Committee’s fulfillment of its responsibilities relating to the compensation of our Chief Executive Officer, as well as certain of our other executive officers, our Corporate Human Resources Department and other internal resources provide information to the committee, upon request. In addition, in reviewing and approving the compensation of our executive officers other than our Chief Executive Officer, our Nominating, Compensation & Governance Committee considers the recommendation and evaluation of our Chief Executive Officer in evaluating such compensation. Our Nominating, Compensation & Governance Committee met in person on two occasions and acted by written consent on three occasions during fiscal 2008.

Pursuant to its charter, our Nominating, Compensation & Governance Committee has sole authority to retain a compensation consultant to assist in the evaluation of director, chief executive officer or executive officer compensation, to retain a search firm to assist in identifying director candidates, to retain outside counsel and to retain any other advisors the committee may deem appropriate. Our Nominating, Compensation & Governance Committee has the sole discretion with respect to the retention and fees payable to any such consultants or advisors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our executive compensation programs are designed to motivate our key employees to achieve short- and long-term corporate goals that enhance shareholder value and enable us to attract and retain exceptionally talented individuals who can deliver outstanding business performance.

Our compensation programs have historically been designed to provide our executive officers (other than our Chief Executive Officer) with total cash compensation between the median and 75th percentile of total cash compensation paid to similarly situated individuals in our industry with the specific responsibilities and experience of our executive officers. In approving the total cash compensation that may become payable to our Chief Executive Officer, our Nominating, Compensation & Governance Committee (which we refer to in this section of the proxy statement as our “compensation committee”) historically targeted total cash compensation at the median of the total cash compensation paid to chief executives at a comparison group of “peer companies” (as further described below under “— Benchmarking”).

To meet these objectives, our compensation committee has traditionally aimed to provide pay for performance by setting challenging company-related performance goals for our executives and conditioning a significant proportion of their compensation on the achievement of those goals. As a result, a significant proportion of our executive officers’ compensation for fiscal 2008 and prior periods disclosed in this proxy statement, as described below, is based on corporate, divisional and/or individual performance. Our compensation committee reviews all components of the compensation payable to our executive officers, including base salaries, bonuses, and long-term equity incentive compensation.

Named Executive Officers for Fiscal 2008

Our “named executive officers” for fiscal 2008 are as follows:

•	Mr. J. Hicks Lanier, our Chairman and Chief Executive Officer (who is our principal executive officer);

•	Mr. K. Scott Grassmyer, our Senior Vice President, Chief Financial Officer and Controller (who is our principal financial officer);

•	Mr. Terry R. Pillow, CEO, Tommy Bahama Group;

•	Mr. Knowlton J. O’Reilly, our Group Vice President; and

•	Mr. Thomas C. Chubb III, our Executive Vice President.

Because Mr. Grassmyer was not a named executive officer prior to our eight month transition period ended February 2, 2008, compensation information for Mr. Grassmyer prior to such transition period is not included in this proxy statement in accordance with the SEC’s rules. Messrs. Pillow and O’Reilly were not named executive officers prior to fiscal 2008 and, accordingly, compensation information for these individuals for periods prior to fiscal 2008 is not included in this proxy statement.

Eight Month Transition Period Ended February 2, 2008

On October 8, 2007, our Board of Directors approved a change to our fiscal year end. Effective with our fiscal year which commenced on June 2, 2007, our fiscal year ends at the end of the Saturday closest to January 31 and will, in each case, begin at the beginning of the day next following the last day of the preceding fiscal year. Accordingly, there was an eight month transition period from June 2, 2007 through February 2, 2008, which we refer to as our “eight month transition period ended February 2, 2008.”

We also refer in this section of our proxy statement to “fiscal 2007,” which is the 52 week period which commenced on June 3, 2006 and ended June 1, 2007, “fiscal 2008,” which is the 52 week period which commenced on February 3, 2008 and ended on January 31, 2009, and “fiscal 2009,” which is the 52 week period which commenced on February 1, 2009 and will end on January 30, 2010. Because our eight month transition period ended February 2, 2008 represents an eight month period, compensation amounts disclosed with respect to the eight month transition period are not directly comparable to amounts presented for fiscal 2007 and fiscal 2008.

Significant Considerations during Fiscal 2008 and Fiscal 2009

In light of the considerable deterioration in the economic environment, we took certain actions in response to the challenging business conditions faced by our company during fiscal 2008 and for fiscal 2009. As further described below under “— Base Salary” and “— Short-Term Incentive Compensation (Bonuses),” these actions included the following:

•	None of our named executive officers received a salary increase during fiscal 2008 (including Mr. Pillow, whose current base salary was established when he joined our company in March 2008);

•	None of our named executive officers received a salary increase for fiscal 2009;

•	In March 2009, at the request of our Chief Executive Officer, our compensation committee approved a 40% reduction in the base salary paid to our Chief Executive Officer;

•	Mr. Lanier, Mr. Grassmyer and Mr. Chubb each voluntarily decided to turn down the cash bonus (both a formula bonus and an individual performance bonus, as further described below) that he would have otherwise received in respect of fiscal 2008 and, with the approval of our compensation committee, no such bonuses were paid to Mr. Lanier, Mr. Grassmyer or Mr. Chubb; and

•	In respect of fiscal 2009, our compensation committee suspended the cash bonus program for our named executive officers.

The table below summarizes the target total cash compensation (base salary and short-term incentive compensation) levels for each of our named executive officers during fiscal 2008 and for fiscal 2009.

				Fiscal 2008	Fiscal 2008			Fiscal 2009
		Fiscal 2008		Target	Actual		Fiscal 2009	Target
	Fiscal 2008	Target Bonus	Fiscal 2008	Total Cash	Total Cash	Fiscal 2009	Target	Total Cash
	Base Salary	(as a % of	Target Bonus	Compensation	Compensation	Base Salary	Bonus	Compensation
Name	($)	Base Salary)(1)	($)(1)	($)(1)(2)	($)(3)	($)	($)	($)(2)

J. Hicks Lanier	832,000	105	873,600	1,705,600	832,000	500,000	N/A	500,000
K. Scott Grassmyer	265,000	45	119,250	384,250	265,000	265,000	N/A	265,000
Terry R. Pillow(4)	663,157	75	493,151	1,156,308	1,156,308	750,000	N/A	750,000
Knowlton J. O’Reilly	500,000	55	275,000	775,000	758,497	500,000	N/A	500,000
Thomas C. Chubb III	405,000	55	222,750	627,750	405,000	405,000	N/A	405,000

(1)	As described below under “— Short-Term Incentive Compensation (Bonuses),” bonus awards to our named executive officers (other than Mr. Pillow) for fiscal 2008 were based on satisfaction of minimum company and/or divisional performance. Each of Messrs. Lanier, Grassmyer and Chubb elected to forfeit his respective actual bonus in respect of fiscal 2008. The actual bonus paid to Mr. O’Reilly is set forth in the Summary Compensation Table for Fiscal 2008 under the columns “Bonus” and “Non-Equity Incentive Plan Compensation.”

(2)	Target Total Cash Compensation for fiscal 2008 and fiscal 2009 reflect the sum of base salary and target bonus amounts in respect of the applicable period.

(3)	Actual Total Cash Compensation for fiscal 2008 reflects the sum of base salary and actual bonus amounts paid in respect of fiscal 2008.

(4)	Mr. Pillow was initially hired by our company in March 2008. The amount set forth in the table above under the heading “Fiscal 2008 Base Salary” is the actual amount earned by Mr. Pillow in respect of fiscal 2008 (based on an annualized base salary of $750,000). The amounts set forth for Mr. Pillow under “Fiscal 2008 Target Bonus (as a % of Base Salary)” and “Fiscal 2008 Target Bonus” reflect the minimum bonus which Mr. Pillow could have earned in respect of fiscal 2008 pursuant to the terms of his initial offer to join our company. The amount set forth for Mr. Pillow under “Fiscal 2008 Target Bonus” (and the actual bonus received by Mr. Pillow in respect of fiscal 2008) is less than 75% of the base salary earned by Mr. Pillow during fiscal 2008 due to the timing of salary payments and the methodology employed in calculating the pro-rated portion of his bonus in respect of fiscal 2008.

Role of Executive Officers in Compensation Decisions

Our compensation committee is responsible for the oversight of our executive compensation program, including compensation paid to each of our named executive officers. To assist our compensation committee, the agenda for each meeting of the committee is prepared by our compensation committee in consultation with our senior management, as appropriate. Our senior management, in particular our General Counsel and our Senior Vice President-Human Resources, is responsible for providing appropriate agenda materials for our compensation committee’s review and consideration and documenting the actions of the committee. Our Chief Executive Officer, Executive Vice President, General Counsel and Senior Vice President-Human Resources regularly attend meetings of our compensation committee, excluding portions of meetings during which the committee may request to meet without one or more of such officers present.

With the oversight of our compensation committee and our Chief Executive Officer, our Senior Vice President-Human Resources and our Executive Vice President are tasked with reviewing and summarizing executive compensation at peer companies, analyzing trends in executive compensation, reviewing with our compensation committee summary data relating to the range(s) of compensation for chief executive officers at peer companies, and making preliminary recommendations on executive officer compensation (other than the compensation of our Chief Executive Officer) to our Chief Executive Officer. Our Chief Executive Officer reviews the materials relating to compensation of other executive officers and makes recommendations to our compensation committee annually. Our compensation committee considers our Chief Executive Officer’s recommendations with respect to the compensation paid to other executive officers in approving the components of those officers’ compensation.

To assist our compensation committee with establishing company and divisional performance goals and in making determinations that relate to our or a division’s satisfaction of applicable performance criteria, our Chief Financial Officer provides our compensation committee with requested information relating to our budgeted plans for future periods and to our historical financial performance, including offering a certification as to actual performance relative to established performance measures. Our compensation committee considers our Chief Financial Officer’s information and certifications in establishing performance measures and in determining whether we have, or the applicable division has, met or exceeded the applicable performance measure.

Elements of Executive Officer Compensation

Total compensation for our named executive officers during fiscal 2008 consisted of the following components:

Compensation Component	Overview	Purpose

Base Salary	Base salary provides a fixed amount of cash compensation to our named executive officers.	Providing base salary competitive with peer companies allows our company to attract and retain qualified executives and to compensate them for performing basic job responsibilities.
The base salaries of our named executive officers are reviewed annually, typically in the first quarter of each fiscal year, with increases made effective prospectively. Modifications to base salary are generally based on an individual’s specific job level, responsibilities and performance and encourage our named executive officers to achieve short- and long-term corporate goals that further shareholder interests.
Short-Term/Annual Incentive Compensation (Bonuses)	Bonuses provide our named executive officers with variable cash compensation opportunities based on company, divisional and/or individual performance.	We have historically provided our named executive officers with the opportunity to receive cash bonuses based on performance awards granted under our Executive Performance Incentive Plan (which we refer to as the “EPIP”).
The EPIP is used, among other things, to attract and retain qualified executives; align the compensation paid to our executive officers with our company’s performance; motivate our executive officers to work to achieve and exceed specific company performance goals; and facilitate the treatment of elements of compensation as performance-based compensation under the Internal Revenue Code.
Our compensation committee typically establishes target levels of company or divisional performance and individual bonus amounts (expressed as a percentage of base salary) for the fiscal year during the first quarter of that fiscal year. Target bonus levels for our executive officers generally increase as an officer’s responsibilities within our organization increase.
Long-Term Equity Compensation (Restricted Stock Grants)	Long-term equity incentive compensation awards incent key members of our management to remain with our company and further align the interests of our shareholders and management.	In March 2008, our compensation committee reviewed the effectiveness of our equity compensation program and awarded service-based (time-based) restricted stock grants to each of our named executive officers. These restricted shares vest on March 28, 2011, subject to certain conditions including the recipient’s continued employment with our company. Restricted stock grants further align the interests of our named executive officers with those of our shareholders by rewarding increases in stock price.

Compensation Component	Overview	Purpose

In each of fiscal 2007 and our eight month transition period ended February 2, 2008, our compensation committee limited equity compensation to performance-based restricted stock awards. In light of the service-based restricted stock grants, our compensation committee did not grant any performance-based restricted stock awards during fiscal 2008.
Other Benefit Plan Participation Opportunities	Our named executive officers are generally eligible to participate in our Employee Stock Purchase Plan, Retirement Savings Plan, Non-Qualified Deferred Compensation Plan, executive medical plan and other health, life insurance and disability benefit plans made available to our U.S.-based employees (with certain limited distinctions).	These benefit plans are designed to attract and retain key employees by providing benefits competitive with those generally available at peer companies.
Perquisites	From time to time, our named executive officers receive discounts on merchandise purchased directly from our distribution centers or in our retail stores, as well as complimentary meals at our Tommy Bahama restaurants.	These perquisites are designed to attract and retain key employees by providing perquisites that are common practice within our industry.

In approving the total compensation paid to our named executive officers, our compensation committee does not expressly allocate a specified percentage of total compensation to base salary, short-term incentive compensation and/or long-term equity compensation. However, in determining base salary and the short-term incentive compensation that a named executive officer may receive at target (as further described below under “— Base Salary” and “— Short-Term Incentive Compensation (Bonuses)”), our compensation committee considers the total cash compensation that would become payable to that officer in comparison to the total cash compensation ranges that are developed at the direction of our compensation committee and our Chief Executive Officer based on market surveys (as further described below under “— Benchmarking”).

Base Salary

Salaries are used to provide a fixed amount of compensation to our named executive officers for the performance of their duties.

Overview and Objectives.  The base salaries of our named executive officers are reviewed on an annual basis. All of the employment positions within our corporate headquarters function are assigned a job level based on the requirements and responsibilities of the position. At the direction of our compensation committee and our Chief

Executive Officer, our Corporate Human Resources Department reviews published market surveys of compensation of similarly positioned employees within our industry in order to develop salary ranges for each of these job levels (other than for our Chief Executive Officer). These published surveys include industry specific reports from Mercer HR Consulting, Salary.com (formerly ICR Limited), Towers Perrin and Watson Wyatt (as further described below under “— Benchmarking”). Our Chief Executive Officer, together with other members of our senior management, reviews the salary ranges developed by our Corporate Human Resources Department for each of our executive officers.

Each executive officer’s base salary is determined based on the person’s job level and individual responsibilities and performance. Our Chief Executive Officer recommends the salaries of all of our executive officers (other than our Chief Executive Officer) to our compensation committee based on his review of the salary ranges developed by our Corporate Human Resources Department. Our compensation committee determines the salary of our Chief Executive Officer and reviews and approves (with or without modification) the recommended salaries of all of our other executive officers. In evaluating and determining the salary of our Chief Executive Officer, our compensation committee considers our performance and our Chief Executive Officer’s performance during the preceding fiscal year and the salaries of chief executive officers at peer companies. While our compensation committee has not established a formal policy regarding the evaluation of the base salaries of our executive officers relative to executive officers at peer companies or within our company, it does evaluate compensation levels to ensure fairness based on individual performance and the size, importance and complexity of each executive officer’s position.

Base Salaries for Fiscal 2008

Chief Executive Officer’s Base Salary.  In March 2008, our compensation committee reviewed our Chief Executive Officer’s base salary and performance during our eight month transition period ended February 2, 2008. Our compensation committee noted that Mr. Lanier’s annual base salary of $832,000 approximated the average base salary paid to other chief executive officers of companies based in the metro-Atlanta area (excluding financial services companies), as reported by Watson Wyatt based on information publicly available by March 2008, and was significantly below the $926,000 average base salary paid to chief executive officers of apparel companies with annual revenues between $500 million and $1.5 billion, as reported by a 2008 Salary.com Apparel Industry Survey. As part of its review, our compensation committee also considered our recent financial performance relative to the peer companies described below. During the review process, Mr. Lanier recommended that our compensation committee consider not increasing his base salary in light of the prevailing challenging economic environment and its impact on our company. Although our compensation committee believed that Mr. Lanier’s performance had been noteworthy and that an increase in his base salary would have been justified, in light of Mr. Lanier’s recommendation, our compensation committee determined not to increase Mr. Lanier’s base salary for fiscal 2008.

Mr. Pillow’s Base Salary.  In connection with the pending retirement of the former CEO of the Tommy Bahama Group, our Chief Executive Officer and other members of senior management conducted a nationwide search for a successor chief executive of this operating division. Mr. Pillow was identified and hired in March 2008. In connection with his employment, Mr. Pillow’s annual base salary, as reviewed and approved by our compensation committee, was set at $750,000. Our Chief Executive Officer believed the base salary payable to Mr. Pillow was appropriate in order to attract Mr. Pillow to join our company and was consistent with the base compensation paid to similarly situated executives in the apparel industry with the qualifications and expertise that Mr. Pillow possessed.

Base Salaries of our Other Named Executive Officers.  In connection with our annual compensation review, Mr. Lanier recommended to our compensation committee that there be no increase in base salary for any of our other named executive officers for fiscal 2008. Mr. Lanier believed this recommendation was appropriate in light of the challenging economic environment and its impact on us. After consideration, our compensation committee approved the recommendation, and none of our other named executive officers was given a base salary increase for fiscal 2008.

The actual base salaries paid to each of our named executive officers for fiscal 2008 are set forth under the column heading “Salary” in the table below under “— Summary Compensation Table for Fiscal 2008.”

Base Salaries for Fiscal 2009

Chief Executive Officer’s Base Salary.  In March 2009, our compensation committee reviewed Mr. Lanier’s performance during fiscal 2008. Despite Mr. Lanier’s effective leadership in the face of challenging business conditions and recent successes in transitioning our company from our historical domestic manufacturing roots towards a lifestyle branded apparel company, our compensation committee approved a forty percent reduction in Mr. Lanier’s annual base salary from $832,000 to $500,000. The reduction in base salary was proposed by Mr. Lanier as part of our overall initiative to reduce costs in response to the difficult economic environment. At Mr. Lanier’s request, the reduction in annual base salary was made retroactive to the beginning of fiscal 2009 and, as a result, the rate of payment of Mr. Lanier’s base salary for the remainder of fiscal 2009 was reduced to an amount which would bring Mr. Lanier’s total base salary for fiscal 2009 to $500,000.

Base Salaries of our Named Executive Officers (other than our Chief Executive Officer).  In connection with our annual compensation review in March 2009, Mr. Lanier recommended to our compensation committee that there be no increase in base salary for any named executive officer for fiscal 2009. Mr. Lanier believed this recommendation was consistent with our company’s overall initiative to contain or reduce costs in response to the difficult economic environment. After consideration, our compensation committee approved the recommendation, and none of these named executive officers was given a base salary increase for fiscal 2009.

Short-Term Incentive Compensation (Bonuses)

Overview and Objectives of our Executive Performance Incentive Plan.  Our executive officers have historically been eligible to receive annual cash bonuses based on performance awards granted under our Executive Performance Incentive Plan (which we refer to as the “EPIP”). The EPIP was re-approved by our shareholders in 2008 and is administered by our compensation committee. A performance award under the EPIP generally entitles the participant to cash compensation based upon the achievement by us or one or more of our business units of certain pre-established performance measures. For each EPIP participant, the bonus may be calculated as a percentage of base salary or as a percentage of a target bonus amount. Our compensation committee also has the authority under the EPIP to award discretionary bonuses to participants based on their individual personal performance.

The EPIP is used, among other things, to:

•	attract and retain qualified executives;

•	align the compensation paid to our executive officers with our company’s performance;

•	motivate our executive officers to work to achieve and exceed specific company performance goals; and

•	facilitate the treatment of elements of compensation as performance-based compensation under the Internal Revenue Code (which is described in more detail below under “— Tax Deductibility Considerations”).

In administering the EPIP, our compensation committee establishes target bonus levels for our executive officers that are intended to reflect the individual’s responsibility within the organization and his or her ability to impact our performance as a whole. Target bonus levels for our executive officers typically are expressed as a percentage of base salary (as specified below) and, generally, such bonus percentages increase as an officer’s responsibilities within our organization increase. Our compensation committee believes that our shareholders’ interests are better served by having a relatively greater percentage of total compensation of our most senior executives tied to our performance.

For fiscal 2008, our compensation committee approved an annual target bonus level expressed as a percentage of base salary for each of the named executive officers (other than Mr. Pillow, as described below) as follows:

•	Mr. Lanier — 105% of his base salary (or $873,600);

•	Mr. Grassmyer — 45% of his base salary (or $119,250);

•	Mr. O’Reilly — 55% of his base salary (or $275,000); and

•	Mr. Chubb — 55% of his base salary (or $222,750).

Bonuses for Fiscal 2008.  Under the EPIP bonus program for fiscal 2008, the target bonus levels for each of our named executive officers (other than Mr. Pillow) consisted of two elements:

•	a formula-based bonus element tied to the achievement of company performance measures under the EPIP (which bonus element we refer to as the “formula bonus”); and

•	an individual performance bonus element (which bonus element we refer to as the “individual performance bonus”) tied to both the achievement of the formula bonus and satisfaction of individual performance goals.

The formula bonus element represented 67% of the target bonus level for each participant, while the individual performance bonus element represented 33% of the target bonus level. Accordingly, the target formula bonus and target individual performance (which together comprise the annual target bonus level described above) for each of Messrs. Lanier, Grassmyer, O’Reilly and Chubb for fiscal 2008 were broken down as follows:

•	Mr. Lanier — $585,312 target formula bonus and $288,288 target individual performance bonus;

•	Mr. Grassmyer — $79,898 target formula bonus and $39,352 target individual performance bonus;

•	Mr. O’Reilly — $184,250 target formula bonus and $90,750 target individual performance bonus; and

•	Mr. Chubb — $149,243 target formula bonus and $73,507 target individual performance bonus.

In March 2008, our compensation committee approved performance measures (as may be adjusted for non-recurring or unusual items) for each of our operating divisions. Bonuses for each of our named executive officers (other than Mr. Pillow) with respect to fiscal 2008 were contingent on satisfaction of the relevant performance measures.

Formula Bonuses.  For fiscal 2008, each of Mr. Lanier’s, Mr. Grassmyer’s and Mr. Chubb’s formula bonus was allocated as follows:

•	10% of the formula bonus was based on the satisfaction by our Lanier Clothes division of a specified target profit before tax (“PBT”) performance measure for that division;

•	10% of the formula bonus was based on the satisfaction by our Oxford Apparel division of a specified target return on net assets (“RONA”) performance measure for that division;

•	55% of the formula bonus was based on the satisfaction by our Tommy Bahama division of a specified target RONA performance measure for that division;

•	10% of the formula bonus was based on the satisfaction by our Ben Sherman division of a specified target profit before interest and tax (“PBIT”) performance measure for that division; and

•	15% of the formula bonus was based on the satisfaction by our company as a whole of a consolidated target RONA.

100% of the formula bonus for Mr. O’Reilly was based on the satisfaction by our Oxford Apparel division (which Mr. O’Reilly oversees) of a specified RONA target for that division.

With respect to the formula bonuses for fiscal 2008, if the applicable threshold performance measure for a particular operating division(s) was not met or exceeded for the performance period, no formula bonus would be awarded in respect of the portion of the officer’s formula basis allocated to that operating division(s). For actual performance between the threshold performance goal and the target performance goal or between the target performance goal and the maximum performance goal for the applicable operating division(s), the formula bonus allocated to the operating division(s) would be adjusted on a pro rata basis as a percentage of actual performance compared to the target performance goal. If the maximum performance goal was met or exceeded for an operating division(s), a named executive officer would be eligible to receive 150% of his target formula bonus allocated to the applicable operating division(s). As a result, the maximum formula bonus a named executive officer would have been able to earn under the EPIP for fiscal 2008 would have been 150% of his aggregate target formula bonus.

For fiscal 2008, our compensation committee approved the following performance goals for each of Mr. Lanier, Mr. Grassmyer and Mr. Chubb for the applicable operating division(s):

•	a threshold PBT, target PBT and maximum PBT of $(2,219,000), $1,849,000 and $5,917,000, respectively, for our Lanier Clothes division;

•	a threshold RONA, target RONA and maximum RONA of 9.5%, 14.5% and 19.5%, respectively, for our Oxford Apparel division;

•	a threshold RONA, target RONA and maximum RONA of 13.0%, 15.5% and 18.0%, respectively, for our Tommy Bahama division;

•	a threshold PBIT, target PBIT and maximum PBIT of $0, $4,142,000 and $8,283,000, respectively, for our Ben Sherman division; and

•	a threshold RONA, target RONA and maximum RONA of 6.8%, 9.9% and 13.0%, respectively, for our consolidated operations.

Following the end of fiscal 2008, our compensation committee certified our fiscal 2008 results for purposes of determining satisfaction of the formula bonus performance measures. Specifically, as it relates to Mr. Lanier’s, Mr. Grassmyer’s and Mr. Chubb’s bonuses for fiscal 2008, only our Oxford Apparel division met or exceeded the applicable threshold performance measure. The actual performance of our Oxford Apparel division was 90.0% of target RONA. Since the portion of the formula bonus allocated to the Oxford Apparel division for each of Messrs. Lanier, Grassmyer and Chubb was 10% of their respective total formula bonus, each of these named executive officers earned 9.0% of his respective target formula bonus. As a result, each of Mr. Lanier, Mr. Grassmyer and Mr. Chubb earned $52,678 (or 9.0% of $585,312), $7,191 (or 9.0% of $79,898), and $13,432 (or 9.0% of $149,243), respectively, in respect of the formula bonus for fiscal 2008.

However, in light of the difficult economic conditions and in view of our company’s overall challenges during fiscal 2008 and anticipated for fiscal 2009, each of these named executive officers decided to turn down the formula bonus that he would have otherwise received in respect of fiscal 2008 and, with the approval of our compensation committee, no such bonuses were paid to these named executive officers.

Mr. O’Reilly’s Formula Bonuses.  For Mr. O’Reilly, a threshold RONA, target RONA and maximum RONA of 10.0%, 15.0% and 20.0%, respectively, for our Oxford Apparel division were established for fiscal 2008 (which were different performance measures than were applicable to the formula bonus allocated to our Oxford Apparel division for Messrs. Lanier, Grassmyer and Chubb because, for purposes of determining satisfaction of the performance measures of the Oxford Apparel division, the calculation of RONA for each of Messrs. Lanier, Grassmyer and Chubb gave effect to certain corporate-level charges that were not applied in the calculation of RONA for Mr. O’Reilly). Following the end of fiscal 2008, our compensation committee certified that, for purposes of Mr. O’Reilly’s formula bonus, our Oxford Apparel division exceeded the threshold RONA and achieved 94.0% of the target RONA. Accordingly, Mr. O’Reilly earned a formula bonus of $173,193 (or 94.0% of his target formula bonus of $184,250) in respect of fiscal 2008. In light of Mr. O’Reilly’s achievements in executing our company’s strategies in restructuring the Oxford Apparel business and satisfaction of the applicable RONA goals, Mr. Lanier recommended, and our compensation committee approved, the award of the formula bonus to Mr. O’Reilly.

Individual Performance Bonuses.  For fiscal 2008, the potential individual performance bonus for each of our named executive officers (other than Mr. Pillow) was contemplated to be determined as a function of the percentage of the target formula bonus payable in respect of our performance for fiscal 2008 and the individual’s personal performance during the fiscal year, subject to the compensation committee’s discretion as described below. As noted above, each of Mr. Lanier, Mr. Grassmyer and Mr. Chubb decided to turn down his cash bonus for fiscal 2008 and, as a result, no individual performance bonus was paid to any of these named executive officers for fiscal 2008.

Since Mr. O’Reilly received 94.0% of his formula bonus for fiscal 2008, the individual performance bonus opportunity at target individual performance for Mr. O’Reilly was 94.0% of his target individual performance bonus. As described above, the individual performance bonus at target comprises 33.0% of the total bonus level at target for an individual. Mr. O’Reilly’s target individual performance bonus for fiscal 2008 was $90,750 (or 33.0% of his target bonus amount of $275,000). Because Oxford Apparel’s actual performance during fiscal 2008 was 94.0% of target, Mr. O’Reilly’s individual performance at target for fiscal 2008 was reduced to $85,304 (or 94.0% of $90,750).

Generally, our compensation committee retains the discretion to determine the amount of the individual performance bonus for each of our executive officers from 0% to 200% of the target individual performance bonus (as adjusted to give effect to the satisfaction of the relevant performance targets, as described above) based upon an individual’s performance during the performance period. For example, our compensation committee had the discretion to award Mr. O’Reilly an individual performance bonus between $0 and $170,608 (i.e., between 0% and 200% of his target individual performance bonus after giving effect to the satisfaction of the RONA targets). After considering Mr. O’Reilly’s individual performance during fiscal 2008 and in light of Mr. Lanier’s recommendation, our compensation committee approved an individual performance bonus of $85,304 for Mr. O’Reilly in respect of fiscal 2008.

Mr. Pillow’s Bonus for Fiscal 2008.  In connection with Mr. Pillow’s employment by our company in March 2008, Mr. Pillow was guaranteed a bonus, solely with respect to fiscal 2008, in an amount equal to the greater of (1) 75% of his annualized base salary for fiscal 2008 (pro-rated for the portion of fiscal 2008 during which Mr. Pillow was employed by our company), or (2) an amount up to 100% of Mr. Pillow’s annualized base salary (pro-rated for the portion of fiscal 2008 during which Mr. Pillow was employed by our company) based on the satisfaction by the Tommy Bahama Group of certain PBT measures. In March 2008, our compensation committee established threshold, target and maximum PBT performance goals for our Tommy Bahama Group of $60,000,703, $66,007,374 and $72,007,444, respectively, for fiscal 2008. Because the Tommy Bahama Group did not achieve threshold PBT during fiscal 2008, Mr. Pillow received the pro-rated portion of 75% of his base salary, or $493,151, for fiscal 2008.

Fiscal 2009 Bonus.  For fiscal 2009, our management recommended, and our compensation committee approved, the suspension of our EPIP bonus program for our named executive officers. The decision to suspend the bonus program is part of our company’s overall initiative to reduce costs in light of the challenging economic conditions faced by the company. This decision also reflects the inherent difficulty these economic conditions present with respect to establishing meaningful bonus performance targets that serve the best interests of our shareholders.

Long-Term Equity Incentive Compensation

Overview and Objectives of our Long-Term Stock Incentive Plan.  Our Long-Term Stock Incentive Plan (which we refer to as the “LTIP”) was initially approved by our shareholders in 2004 and amended with the approval of our shareholders in 2006. As described under Proposal No. 2 below, our shareholders are voting at this annual meeting on an amendment to the LTIP that would increase the number of shares available for future grant under the LTIP and remove a sub-limit on the number of shares that can be transferred to participants (a) free of a “substantial risk of forfeiture” in connection with grants of restricted shares under the LTIP or (b) in satisfaction of restricted share units awarded under the LTIP.

Under the LTIP, our compensation committee has the authority to award equity grants to our non-employee directors and key employees (including our named executive officers). LTIP awards can be made in the form of non-qualified stock options, stock appreciation rights, restricted shares and restricted share units. Since the LTIP went into effect, our compensation committee has granted awards under the LTIP exclusively in the form of restricted stock and restricted share units.

Our compensation committee has the discretion under the LTIP to determine whether dividends will be paid on restricted stock and restricted share units that have been granted. All previous grants of restricted stock under the LTIP have entitled the recipient to cash dividends that are generally payable to our shareholders. All previous grants of restricted share units under the LTIP have provided for the accrual of dividends which the recipient would be entitled to receive in cash following, and subject to, the satisfaction of applicable vesting requirements.

Our compensation committee utilizes the LTIP to, among other things:

•	align the interests of our directors and executive officers with our shareholders;

•	provide a meaningful incentive to improve long-term growth and profitability;

•	encourage participants to enhance the growth of our company rather than just specific segments of our company; and

•	facilitate recruiting and retention of key executive talent.

Participation in the LTIP is limited and approved by our compensation committee based upon input from management.

Our compensation committee does not currently have a policy or practice with respect to the timing of stock or option awards coinciding with the release of material non-public information. Since we have granted equity awards under the LTIP exclusively in the form of restricted stock with a delayed vesting period, our compensation committee does not believe that such a policy or practice is necessary or appropriate.

In determining the size of equity grants for our key employees, our compensation committee considers the employee’s position and level of responsibility, both of which reflect the individual’s ability to influence our long-term performance. The number of restricted shares of our common stock that a key employee, including certain of our named executive officers, would receive at target performance pursuant to a performance share award or a restricted share unit award is considered by our senior management and our compensation committee when analyzing whether the total compensation opportunity for our executives is competitive in the relevant employment market.

LTIP Awards for Fiscal 2008.  In March 2008, our compensation committee reviewed the effectiveness of our historical equity compensation program and considered the merits of a service-based (time-based) restricted stock grant to our named executive officers. In considering this grant, our compensation committee wanted to provide awards that would incent these recipients to remain with us during a multi-year vesting period and further align the interests of our shareholders and the recipients, all of whom were key management employees. In accordance with the provisions of our LTIP, our compensation committee approved the following grants of restricted stock to our named executive officers: Mr. Lanier — 25,000 restricted shares; Mr. Grassmyer — 15,000 restricted shares; Mr. Pillow — 50,000 restricted shares; Mr. O’Reilly — 25,000 restricted shares; and Mr. Chubb — 25,000 restricted shares. The grant to Mr. Pillow was consistent with and part of the terms of his initial employment offer to join our company. All of these restricted shares will vest on March 28, 2011, subject to certain conditions including the recipient’s continued employment with our company. Our compensation committee believes these awards are appropriately designed to achieve the goals of incenting these key members of management to remain with our company and further align the interests of our shareholders and management.

LTIP Awards for Fiscal 2009.  When our compensation committee met in March 2009 as part of its annual review of named executive officer compensation, our compensation committee decided to defer the consideration of LTIP awards to our named executive officers and other key employees. Our compensation committee expects to reconsider LTIP awards to our named executive officers later in fiscal 2009.

LTIP Awards in respect of Prior Periods.  Under the LTIP, grants of restricted stock and restricted share units may be made or become vested based upon our achievement of “performance objectives,” which further facilitates alignment of the interests of shareholders and our directors and executive officers. Prior to the March 2008 restricted share grants to certain of our key employees, all of the LTIP awards to our employees were conditioned on our achievement of an earnings per share threshold for a designated performance period. In light of the service-based restricted stock grants in March 2008, our compensation committee did not grant any performance-based restricted stock awards during fiscal 2008.

Other Benefit Plans

Employee Stock Purchase Plan.  We have a tax-qualified Employee Stock Purchase Plan, which we refer to as the “ESPP,” generally available to all eligible employees based in the United States, including our named executive officers other than Mr. Lanier, who is not permitted to participate because he owns more than 5% of our outstanding common stock. The ESPP allows participants to acquire shares of our common stock at a discount price.

The ESPP consists of four purchase periods each calendar year. Pursuant to the ESPP, participants are allowed to make voluntary payroll deductions that accumulate in individual accounts beginning on the first day of each calendar quarter. An employee who has elected to participate in the ESPP for a purchase period may not cancel that election or reduce the amount of his or her payroll deduction until the start of the next purchase period. At the end of each calendar quarter, the amount credited to each individual employee’s account is applied to the purchase of our common stock at a price equal to 85% of the market price as of the close of business on the last day of the applicable calendar quarter. During fiscal 2008, Messrs. Grassmyer and Chubb participated in the ESPP.

Retirement Savings Plan.  We provide retirement benefits to our eligible employees, including the named executive officers who have achieved a minimum of one year of service, under the terms of our tax-qualified retirement savings plan (which we also refer to as our “401(k) plan”). Our 401(k) plan is intended to promote retirement savings by providing employees with an opportunity to save in a tax-efficient manner. Our named executive officers participate in our 401(k) plan on substantially the same terms as our other highly compensated employees.

During fiscal 2008, we made matching contributions of 100% of the first 3% of a participant’s compensation that was deferred, and matched 50% of the next 2% of a participant’s compensation that was deferred. Our company contributions are subject to limitations prescribed by the Internal Revenue Code. Our company contributions to the 401(k) plan vest immediately.

Although the terms of our 401(k) plan permit participants to make contributions to the plan from pre-tax compensation or after-tax compensation (or a combination of the two), after-tax contributions to our 401(k) plan are not permitted for individuals designated as “highly compensated employees” under applicable Internal Revenue Service guidelines. All of our named executive officers are deemed highly compensated employees under applicable Internal Revenue Service guidelines. During fiscal 2008, Messrs. Lanier, Grassmyer, O’Reilly and Chubb participated in our 401(k) plan. Mr. Pillow was not eligible to participate in our 401(k) plan during fiscal 2008 because he had not yet satisfied the minimum service requirements for eligibility.

Non-Qualified Deferred Compensation Plan.  We offer a Non-Qualified Deferred Compensation Plan, which we refer to as the “Deferred Compensation Plan,” to employees based in the United States with a minimum base salary of $130,000, including the named executive officers. Under the Deferred Compensation Plan, a participant may defer up to 50% of base salary and up to 100% of an annual performance-based bonus. The named executive officers participate in the Deferred Compensation Plan on the same terms as our other eligible, participating employees. During fiscal 2008, all of our named executive officers participated in the Deferred Compensation Plan.

All deferral elections are irrevocable except in the case of a hardship. During fiscal 2008, we made an annual contribution to each participant’s account of (1) 4% of the amount that a participant’s compensation during the calendar year exceeded the 401(k) compensation limit for the calendar year (which for calendar year 2008 was $230,000 and for calendar year 2009 will be $245,000), and (2) 4% of any compensation that is excluded from receiving a company match in the 401(k) plan due to participation in the Deferred Compensation Plan, provided in each case that the participant elects under the Deferred Compensation Plan to defer at least 1% of his or her base salary following enrollment in the Deferred Compensation Plan.

The Deferred Compensation Plan is intended to offer our highly-compensated employees, including our named executive officers, a tax-efficient method for accumulating retirement savings, as well as to provide an opportunity for our executives to accumulate savings in a tax-efficient manner for significant expenses while continuing in service. Because none of the named executive officers have received above-market rates of return under the Deferred Compensation Plan, earnings under the plan are not included in the table below under “— Summary Compensation Table for Fiscal 2008.” However, earnings and related activity under the Deferred Compensation Plan by our named executive officers during fiscal 2008 are described below under “— Fiscal 2008 Non-Qualified Deferred Compensation.”

Under the Deferred Compensation Plan, participants may elect to have their contributions, as well as our contributions, during a given calendar year distributed as either:

•	in-service distributions starting at least two years following the year of the applicable contributions in a single sum or in annual installment payments over a period of up to five years; or

•	following a deemed retirement (which occurs when a participant reaches age 55 with at least five years of service) generally in a single sum or in annual installment payments over a period of up to 15 years.

Distribution of account balances in a single sum is automatically made on termination for reasons other than a deemed retirement. Participants elect to invest their account balances among a variety of investment options in an array of asset classes, and earnings are based on the equivalent returns from the elected investment options. Accounts are 100% vested at all times. The Deferred Compensation Plan constitutes an unfunded, non-qualified deferred compensation plan.

Executive Medical Insurance Plan.  Certain key employees based in the United States, including our named executive officers, are eligible to receive reimbursement of qualified medical expenses in an amount up to $100,000 per year with a limit of $10,000 per occurrence under an insurance contract we entered into effective January 1, 2007. Our executive medical insurance plan reimburses eligible executives for reasonable, medically necessary expenses that are not covered under a base medical plan. Our executive medical insurance also provides for a $100,000 accidental death and dismemberment benefit that will pay an eligible executive officer’s beneficiary the lump sum amount in the event of death as a result of a covered accident. Company contributions to each named executive officer during fiscal 2008 under our executive medical plan are included in the table below under “— Summary Compensation Table for Fiscal 2008.”

Other Benefits.  In addition to some of the other compensation policies discussed above, our named executive officers are generally eligible to participate in and receive the same health, life insurance and disability benefits available to our U.S.-based, eligible employees generally, subject to certain distinctions in our plans that are applicable to employees of our subsidiaries.

Perquisites

From time to time, our named executive officers receive discounts on merchandise purchased directly from our distribution centers or in our retail stores, as well as complimentary meals at our Tommy Bahama restaurants. Certain of these discounts and benefits are offered to other designated employees from time to time. We offer these discounts and benefits because they represent common practice in our industry. The aggregate amount of these discounts and benefits to each of our named executive officers is not readily ascertainable and is therefore excluded from the compensation disclosed in the tables set forth in this proxy statement. However, we do not believe that the aggregate cost to us of these discounts and benefits exceeds $10,000 for any of our named executive officers.

Benchmarking

We review compensation paid by “peer companies” in determining the target cash compensation provided to our Chief Executive Officer. We use Equilar, Inc.’s database to access competitive market compensation, where available. The following publicly-traded companies, representing, among others, a mix of Georgia-based companies, apparel marketing companies and retailers (including certain department stores that are also our customers), constitute the peer company group we reviewed in connection with compensation evaluations for fiscal 2008 (which was substantially the same peer company group we reviewed in connection with compensation evaluations for fiscal 2009):

Aaron Rents, Inc.	Flowers Foods, Inc.	Phillips-Van Heusen Corporation
Acuity Brands, Inc.	Genuine Parts Company	Quiksilver, Inc.
AGL Resources Inc.	Georgia Gulf Corporation	Rock-Tenn Company
AnnTaylor Stores Corporation	Graphic Packaging Corporation	Rollins, Inc.
Caraustar Industries, Inc.	Guess?, Inc.	Roper Industries, Inc.
Carter’s, Inc.	Hartmarx Corporation	Saks Incorporated
Charming Shoppes, Inc.	Haverty Furniture Companies, Inc.	SunTrust Banks, Inc.
Chico’s FAS, Inc.	Interface, Inc.	Superior Essex Inc.
ChoicePoint, Inc.	Jones Apparel, Inc.	Synovus Financial Corp.
Coldwater Creek Inc.	Kenneth Cole Productions, Inc.	The Talbots, Inc.
Columbia Sportswear Company	Liz Claiborne, Inc.	The Timberland Company
Crawford & Company	Mirant Corporation	The Warnaco Group, Inc.
Equifax Inc.	Nordstrom, Inc.	Total System Services, Inc.
Exide Technologies	Perry Ellis International, Inc.	V. F. Corporation

This list of peer companies is developed at the direction of our compensation committee and Chief Executive Officer by our Corporate Human Resources Department with input from our Executive Vice President. Our compensation committee utilized compensation data from the foregoing peer companies in setting Mr. Lanier’s base salary for our eight month transition period ended February 2, 2008, which at the time was below the 40th percentile compared to the base salary paid to chief executives at peer companies, and in reviewing total compensation paid to chief executives at peer companies when establishing Mr. Lanier’s target bonus percentage. In determining Mr. Lanier’s target bonus percentage, which was set at 105% of his base salary for fiscal 2008, our compensation committee targeted total cash compensation that was at the median of total cash compensation paid to chief executives at our peer companies.

We also review market data to help us establish the range of reasonable compensation for our other executive officers, assuming achievement of corporate, divisional and individual performance objectives. During fiscal 2008, we reviewed the following published surveys and related resources in reviewing compensation levels for our other executive officers: Watson Wyatt — Executive Management Survey; Salary.com (formerly ICR Limited) Apparel Industry Survey; Mercer Executive Survey; Mercer Apparel Industry Survey; and the Equilar, Inc. database of peer companies. Historically, our executive officers’ target bonus levels have been established to provide total cash compensation between the median and 75th percentile of total cash compensation paid to similarly situated individuals in our industry with the specific responsibilities and experience of our executive officers. Total compensation ranges (including bonus levels) for our executive officers are reviewed and revised periodically based upon similar reviews of the published market surveys. As noted above, our compensation committee approved the suspension of our EPIP bonus program for our named executive officers for fiscal 2009.

Stock Ownership Guidelines

Our Board of Directors has established stock ownership guidelines for our executive officers, including the named executive officers. The ownership guidelines specify a target number of shares of our common stock that our executive officers are expected to accumulate and hold within five years of the later of (1) July 27, 2007, which is the effective date of the guidelines, or (2) the date of appointment to the applicable position set forth in the guidelines (which we refer to as the “executive’s determination date”). The specific guidelines for each applicable individual are established based on the fair market value of our common stock (based on a 365-day trailing average for our common stock price as reported on the NYSE as of the executive’s determination date) and the executive officer’s base salary as of the executive’s determination date. Pursuant to these guidelines, each of our executive officers is expected to own or acquire shares of our common stock having a fair market value of a multiple of his or her base salary as indicated below:

•	Chief Executive Officer — 2.0x

•	President — 1.25x

•	Group Vice Presidents and Executive Vice Presidents — 1.0x

•	All Other Executive Officers — 0.5x

Shares owned outright by an executive officer or by members of his or her immediate family sharing the same household, restricted stock, shares acquired pursuant to the exercise of stock options, shares held in trust for the benefit of the executive officer or his or her immediate family and shares acquired through our ESPP are counted towards satisfying the applicable guideline. Unexercised stock options do not count towards satisfying the guidelines.

As of April 15, 2009, each of our named executive officers had satisfied the stock ownership guideline applicable to him.

Tax Deductibility Considerations

It is the responsibility of our compensation committee to address the issues raised by Section 162(m) of the Internal Revenue Code. As it relates to us, Section 162(m) generally prohibits us from deducting the compensation of certain named executive officers that exceeds $1,000,000 during any year. The limitation does not apply to compensation based on achievement of pre-established performance goals if certain requirements are met. Our EPIP, and the formula-based incentive compensation paid under the EPIP, are structured to permit such awards to qualify as performance-based compensation to maximize the tax deductibility of such awards. Our compensation committee, as much as possible, uses and intends to use performance-based compensation to limit the amount of compensation paid by us that would not be eligible for deductibility. However, our compensation committee believes that we must be able to attract, retain and reward the executive leadership necessary to develop and execute our strategic plans and that the loss of a tax deduction may be necessary and appropriate in some circumstances. Accordingly, our compensation committee may exercise its discretion to award compensation in excess of the Section 162(m) limits as it deems necessary or appropriate.

Termination, Severance and Change-in-Control Arrangements

Subject to the effect of local labor laws, all of our employees, including our executive officers, are terminable at our discretion. From time to time, we have entered into written employment arrangements with certain of our employees, including certain of our executive officers. In addition, we have from time to time implemented discretionary separation programs that have provided for separation payments to departing employees.

Named Executive Officer Severance and Change-in-Control Arrangements

None of our named executive officers is party to any written employment, severance and/or change in control agreement (except as described in the next paragraph with respect to the acceleration of certain restricted stock grants upon a change in control).

The restricted stock grants under the LTIP in March 2008 provide for an acceleration of vesting in the event of a change of control. For these purposes, a change of control is defined as any of the following:

•	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than us or one of our subsidiaries or any employee benefit plan sponsored or maintained by us or any of our subsidiaries (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing at least 35% of the total voting power represented by our then outstanding voting securities;

•	the commencement by an entity, person or group (other than us or one of our subsidiaries) of a tender offer or an exchange offer for more than 35% of our outstanding capital stock;

•	the effective time of (i) a merger or consolidation of us with one or more corporations as a result of which the holders of our outstanding voting stock immediately prior to such merger or consolidation hold less than 50% of the voting stock of the surviving or resulting corporation, or (ii) a transfer of all or substantially all of our assets other than to an entity of which we own at least 80% of the voting stock;

•	individuals who, as of the grant date for the restricted stock, constitute our Board of Directors (which we refer to as, the “Incumbent Board”) cease for any reason to constitute at least a majority of our Board of

Directors; provided, that any individual becoming a director subsequent to such date whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than our Board of Directors; and

•	approval by our shareholders of a complete liquidation or dissolution of our company.

The following table summarizes the value of the restricted stock grants under the LTIP made in March 2008 that would be realized by each named executive officer if a change in control (as described above) had occurred on January 31, 2009 (which was the last day of fiscal 2008):

	Number of	Value Realized on
	Shares	Vesting Following
	Vested upon a	a Change of
	Change of Control	Control
Name	(#)	($)(1)

J. Hicks Lanier	25,000	166,500
K. Scott Grassmyer	15,000	99,900
Terry R. Pillow	50,000	333,000
Knowlton J. O’Reilly	25,000	166,500
Thomas C. Chubb III	25,000	166,500

(1)	The value of the stock awards realized upon vesting following a change of control is computed by multiplying the reported number of shares of stock by $6.66, the per-share closing market price of our common stock on January 31, 2009.

Other Potential Post-Employment Payments

Stock Options.  All of the outstanding stock options held by our named executive officers as of January 31, 2009 were granted under the Oxford Industries, Inc. 1992 Stock Option Plan or the Oxford Industries, Inc. 1997 Stock Option Plan. The outstanding options as of January 31, 2009 are set forth in the table under “— Outstanding Equity Awards at Fiscal 2008 Year-End” below. The outstanding stock options, in accordance with the terms of the relevant option plans, provide that the options are not exercisable after employment ends (other than for death or disability). The option holder’s estate may exercise the option upon the holder’s death (including portions of the options that had not vested) for a period of one year. Similarly, the option holder may exercise the option upon termination due to disability (including portions of the options that had not vested) for a period of three months following termination of employment.

LTIP.  The restricted stock grants under the LTIP held by our named executive officers and outstanding as of January 31, 2009 (other than the March 2008 grants described above) do not provide for an acceleration of vesting or payments in the event of a change of control. In addition, our named executive officers would forfeit their entire interest in these equity-based awards if their service with us terminates for any reason whatsoever before the awards become vested and non-forfeitable, unless our Nominating, Compensation & Governance Committee waives this forfeiture condition at the time service terminates.

Retirement Savings Plan.  Our matching contributions under the 401(k) plan are immediately vested at the time they are made, and each participant is always fully vested in the value of his or her contributions under the plan.

Deferred Compensation Plan.  Each of our named executive officers is fully vested in account assets held in the Deferred Compensation Plan. Under the terms of the Deferred Compensation Plan, if a participant (other than one eligible for retirement) terminates employment with us, the participant’s account balance under the plan would continue to be adjusted for earnings and losses in the investment choices selected by the participant and would be paid six months following termination of employment. If a participant who is eligible for retirement (one who is 55 years of age with five years of service to us) terminates employment with us for any reason, the participant’s account balance under the plan would continue to be adjusted for earnings and losses in the investment choices selected by the participant until paid in accordance with the retirement distribution election made by the participant.

Employee Stock Purchase Plan.  Upon termination of employment, all deferred amounts in the participant’s account are paid to the participant.

Executive Medical Insurance Plan.  Upon termination of employment, our named executive officers are ineligible to continue participation under the Executive Medical Insurance Plan and our other benefit and welfare plans (subject to rights to participate in continuation coverage).

General.  We do not have any other written or unwritten arrangement, policy or plan which would provide payments, equity or acceleration of vesting on unvested stock awards to any of our named executive officers as a result of a termination of any kind, including following a change in control.

Summary Compensation Table for Fiscal 2008

The table below shows the compensation earned during each of fiscal 2008, our eight month transition period ended February 2, 2008 and fiscal 2007 by our named executive officers:

							Non-Equity
					Stock	Option	Incentive Plan	All Other
Name and	Fiscal		Salary	Bonus	Awards	Awards	Compensation ($)	Compensation	Total
Principal Position	Year		($)	($)(1)	($)(2)	($)(3)	(4)	($)(5)(6)	($)

J. Hicks Lanier	2008		832,000	—	205,461	20,055	—	71,593	1,129,109
Chairman and Chief	2008	T	538,831	74,772	58,002	21,680	151,809	69,958	915,051
Executive Officer	2007		796,058	228,690	87,003	37,642	464,310	96,504	1,710,206
K. Scott Grassmyer(7)	2008		265,000	—	107,583	7,713	—	31,085	411,381
Senior Vice President, Chief Financial Officer and Controller	2008	T	144,933	8,776	13,591	8,363	17,818	18,408	211,889
Terry R. Pillow(7)	2008		663,157	493,151	320,417	—	—	59,445	1,536,170
CEO, Tommy Bahama Group
Knowlton J. O’Reilly(7)	2008		500,000	85,304	160,208	—	173,193	41,956	960,662
Group Vice President
Thomas C. Chubb III	2008		405,000	—	186,068	20,055	—	39,400	650,522
Executive Vice President	2008	T	261,173	19,357	33,143	21,680	38,713	23,553	397,619
	2007		378,952	83,715	49,716	31,262	116,285	31,748	691,678

(1)	Amounts reported under “Bonus” include the guaranteed bonus awarded to Mr. Pillow and the individual performance bonus awarded to Mr. O’Reilly, each as described above under “— Compensation Discussion and Analysis — Short-Term Incentive Compensation (Bonuses).” Amounts for periods prior to fiscal 2008 reflect individual performance bonus awards to each of Mr. Lanier, Mr. Grassmyer and Mr. Chubb.

(2)	Compensation for fiscal 2008 represents the FAS 123(R) compensation expense recognized for financial statement reporting purposes during fiscal 2008 in respect of restricted stock grants made to the named executive officers during fiscal 2008 and in prior periods. Pursuant to the SEC’s rules, these values are not reduced by an estimate for the probability of forfeiture.

Compensation for our eight month transition period ended February 2, 2008 represents the FAS 123(R) compensation expense recognized for financial statement reporting purposes during our eight month transition period ended February 2, 2008 in respect of restricted stock grants made to the named executive officers during our eight month transition period ended February 2, 2008 and in prior periods. Pursuant to the SEC’s rules, these values are not reduced by an estimate for the probability of forfeiture.

Compensation for fiscal 2007 represents the FAS 123(R) compensation expense recognized for financial statement reporting purposes during fiscal 2007 in respect of restricted stock grants made to the named executive officers during fiscal 2007 and in prior periods. Pursuant to the SEC’s rules, these values are not reduced by an estimate for the probability of forfeiture.

The assumptions used in valuing the stock awards are described under the caption “Stock-Based Compensation” in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K filed for fiscal 2008 and under the caption “Long-Term Stock Incentive Plan” in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K filed for fiscal 2008.

(3)	Compensation for fiscal 2008 represents the FAS 123(R) compensation expense recognized for financial statement reporting purposes during fiscal 2008 in respect of stock option grants made to the named executive officers during fiscal 2008 (of which there were none) and in prior periods. Pursuant to the SEC’s rules, these values are not reduced by an estimate for the probability of forfeiture.

Compensation for our eight month transition period ended February 2, 2008 represents the FAS 123(R) compensation expense recognized for financial statement reporting purposes during our eight month transition period ended February 2, 2008 in respect of stock option grants made to the named executive officers during our eight month transition period ended February 2, 2008 (of which there were none) and in prior periods. Pursuant to the SEC’s rules, these values are not reduced by an estimate for the probability of forfeiture.

Compensation for fiscal 2007 represents the FAS 123(R) compensation expense recognized for financial statement reporting purposes during fiscal 2007 in respect of stock option grants made to the named executive officers during periods during fiscal 2007 (of which there were none) and in prior periods. Pursuant to the SEC’s rules, these values are not reduced by an estimate for the probability of forfeiture.

The assumptions used in valuing the option awards are described under the caption “Stock-Based Compensation” in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K filed for fiscal 2008 and under the caption “Long-Term Stock Incentive Plan” in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K filed for fiscal 2008.

(4)	Amounts reported under “Non-Equity Incentive Plan Compensation” reflect formula bonuses awarded to each of our named executive officers, as described above under “— Compensation Discussion and Analysis — Short-Term Incentive Compensation (Bonuses).”

(5)	Amounts reported under “All Other Compensation” reflect the following amounts paid by us during fiscal 2008:

				Company
			Company	Contributions to
			Contributions	Non-Qualified	Dividends
		Executive	to Defined	Deferred	on Unvested
	Company	Health	Contribution	Compensation	Stock
	Paid Life	Insurance	Plan	Plan	Awards
Name	Insurance ($)	($)	($)	($)	($)

J. Hicks Lanier	8,382	382	9,584	33,143	20,102
K. Scott Grassmyer	—	8,022	9,271	2,392	11,400
Terry R. Pillow	933	—	—	22,512	36,000
Knowlton J. O’Reilly	—	1,813	9,200	12,943	18,000
Thomas C. Chubb III	639	1,037	9,200	9,323	19,201

(6)	From time to time, our named executive officers receive discounts on merchandise purchased directly from our distribution centers or in our retail stores, and may from time to time receive complimentary meals at our Tommy Bahama restaurants. We offer these discounts and benefits because they represent common practice in our industry. The aggregate amount of these discounts and benefits to each of our named executive officers is not readily ascertainable and is therefore excluded from the compensation disclosed above. However, we do not believe that the aggregate cost to us of these discounts and benefits exceeds $10,000 for any of our named executive officers.

(7)	Because Mr. Grassmyer was not a named executive officer prior to our eight month transition period ended February 2, 2008, compensation information for Mr. Grassmyer prior to such transition period is not included in this proxy statement in accordance with the SEC’s rules. Because Messrs. Pillow and O’Reilly were not named executive officers prior to fiscal 2008, compensation information for these individuals for periods prior to fiscal 2008 is not included in this proxy statement.

Grants of Plan-Based Awards in Fiscal 2008

The following table presents information for fiscal 2008 regarding possible awards that could be earned for fiscal 2008 performance under the Oxford Industries, Inc. Executive Performance Incentive Plan to the named executive officers and equity awards granted under the Oxford Industries, Inc. Long-Term Stock Incentive Plan:

		Estimated Possible Payouts Under Non-					All Other Stock	Grant Date Fair
	Grant	Equity Incentive Plan Awards(1)					Awards: Number	Value of Stock
Name	Date	Threshold ($)	Target ($)		Maximum ($)		of Shares of Stock(2)	Awards ($)(3)

J. Hicks Lanier		1	582,394		873,591		—	—
	3/28/08	—	—		—		25,000	559,000
K. Scott Grassmyer		1	79,499		119,249		—	—
	3/28/08	—	—		—		15,000	335,400
Terry R. Pillow		—	493,151	(4)	663,157	(4)	—	—
	3/28/08	—	—		—		50,000	1,118,000
Knowlton J. O’Reilly		1	183,332		366,663		—	—
	3/28/08	—	—		—		25,000	559,000
Thomas C. Chubb III		1	148,499		222,748		—	—
	3/28/08	—	—		—		25,000	559,000

(1)	Amounts set forth under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect potential formula bonus awards (other than with respect to Mr. Pillow) in respect of company and/or divisional performance during fiscal 2008 under the EPIP, which is described above under “— Compensation Discussion and Analysis — Short-Term Incentive Compensation (Bonuses).” These amounts do not include the potential bonus awards with respect to individual performance.

(2)	These shares are restricted shares granted on March 28, 2008 pursuant to the LTIP, which is described above under “— Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation.” These restricted shares will vest on March 28, 2011, subject to certain conditions including the recipient’s continued employment with our company.

(3)	The grant date fair value of stock awards is determined in accordance with FAS 123(R) and is based on the closing price of our common stock as reported on the NYSE as of the grant date of such awards.

(4)	The amount set forth for “Target” under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflects the guaranteed portion of Mr. Pillow’s fiscal 2008 bonus. The amount set forth for “Maximum” under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflects the maximum fiscal 2008 bonus that Mr. Pillow could have earned if the Tommy Bahama Group had exceeded target PBT performance measures. Further information relating to Mr. Pillow’s fiscal 2008 bonus is described above under “— Compensation Discussion and Analysis — Short-Term Incentive Compensation (Bonuses).” Because our Tommy Bahama Group did not achieve the requisite performance measure in order for Mr. Pillow to receive a bonus for fiscal 2008 in excess of the guaranteed portion of his bonus, Mr. Pillow received the amount set forth for “Target” under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” (and as set forth in the column “Bonus” in the table above under “— Summary Compensation Table for Fiscal 2008”).

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table provides information with respect to outstanding stock options and restricted stock held by our named executive officers as of January 31, 2009.

		Option Awards				Stock Awards
								Market
						Number of		Value of
		Number of	Number of			Shares or		Shares or
		Securities	Securities			Units of		Units of
		Underlying	Underlying	Option		Stock That		Stock That
		Unexercised	Unexercised	Exercise	Option	Have Not		Have Not
	Grant	Options	Options	Price	Expiration	Vested		Vested
Name	Date	(#) Exercisable	(#) Unexercisable	($)	Date	(#)		($)(1)

J. Hicks Lanier	8/18/03	13,000	—	26.4375	8/18/13	—		—
	8/3/06	—	—	—	—	2,335	(2)	15,551
	3/28/08	—	—	—	—	25,000	(3)	166,500
K. Scott Grassmyer	8/18/03	5,000	—	26.4375	8/18/13	—		—
	8/3/06	—	—	—	—	667	(2)	4,442
	3/28/08	—	—	—	—	15,000	(3)	99,900
Terry R. Pillow	3/28/08	—	—	—	—	50,000	(3)	333,000
Knowlton J. O’Reilly	3/28/08	—	—	—	—	25,000	(3)	166,500
Thomas C. Chubb III	7/12/99	3,000	—	13.9375	7/12/09	—		—
	7/16/01	3,270	—	10.7250	7/16/11	—		—
	7/15/02	10,000	—	11.7250	7/15/12	—		—
	8/18/03	13,000	—	26.4375	8/18/13	—		—
	8/3/06	—	—	—	—	1,334	(2)	8,884
	3/28/08	—	—	—	—	25,000	(3)	166,500

(1)	The market value of stock awards reported is computed by multiplying the reported number of shares of stock by $6.66, the per-share closing market price of our common stock on January 31, 2009.

(2)	The restricted shares reported become vested and non-forfeitable on June 2, 2009.

(3)	The restricted shares reported become vested and non-forfeitable on March 28, 2011.

Option Exercises and Stock Vested During Fiscal 2008

The following table provides information concerning exercises of stock options and the vesting of restricted stock for each of our named executive officers during fiscal 2008. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)(2)	($)(2)

J. Hicks Lanier	—	—	5,250	135,030
K. Scott Grassmyer	2,000	19,710	1,125	28,935
Terry R. Pillow	—	—	—	—
Knowlton J. O’Reilly	—	—	—	—
Thomas C. Chubb III	—	—	3,000	77,160

(1)	The dollar amount is determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price per share of the options.

(2)	Reflects the vesting of stock awards granted in 2005. The dollar amount is determined by multiplying the number of shares of our common stock vested by the per-share closing price of our common stock on the vesting date.

Fiscal 2008 Non-Qualified Deferred Compensation

The following table shows the activity under our Deferred Compensation Plan for each of our named executive officers during fiscal 2008.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)(2)	($)	($)	($)(3)(4)

J. Hicks Lanier	189,972	33,143	(1,052,981)	—	1,715,868
K. Scott Grassmyer	3,980	2,392	(35,417)	—	55,891
Terry R. Pillow	5,481	22,512	16	—	28,009
Knowlton J. O’Reilly	5,000	12,943	32	—	18,359
Thomas C. Chubb III	11,004	9,323	885	—	77,928

(1)	The amounts reported in this “Executive Contributions in Last FY” column are also included in the “Salary” or “Non-Equity Incentive Compensation” column for fiscal 2008 in the Summary Compensation Table above.

(2)	The amounts reported in this “Registrant Contributions in Last FY” column are also included in the “All Other Compensation” column for fiscal 2008 in the Summary Compensation Table above.

(3)	The amounts reported in this “Aggregate Balance at Last FYE” column reflect balances as of January 31, 2009.

(4)	The amounts reported in this “Aggregate Balance at Last FYE” column include amounts that are also reported as salary or non-equity incentive plan awards in the Summary Compensation Table above. Those amounts, as well as amounts in the “Aggregate balance at last FYE” column that represent salary and bonus that was reported in the Summary Compensation Tables in prior years, are quantified as follows:

			Total Amounts
		Amount Included in	Included in Both
		Both Non-Qualified	Non-Qualified
	Amount Included in	Deferred	Deferred
	Both Non-Qualified	Compensation Table	Compensation Table
	Deferred	and Previously	and Current Year or
	Compensation Table	Reported in Prior	Prior Years’
	and Summary	Years’ Summary	Summary
	Compensation Table	Compensation Table	Compensation Table
Name	($)	($)	($)

J. Hicks Lanier	33,143	307,194	340,337
K. Scott Grassmyer	2,392	2,908	5,300
Terry R. Pillow	22,512	—	22,512
Knowlton J. O’Reilly	12,943	—	12,943
Thomas C. Chubb III	9,323	29,251	38,574

See “— Compensation Discussion and Analysis — Other Benefit Plans — Non-Qualified Deferred Compensation Plan” for additional discussion about our Deferred Compensation Plan.

Director Compensation

Compensation Program for Fiscal 2008.

In fiscal 2008, our Board of Directors, based upon the recommendation of our management and our Nominating, Compensation & Governance Committee, revised our non-employee director compensation to bring total compensation paid to our non-employee directors more in line with the compensation paid to non-employee directors of our peer companies (which was generally the same list of peer companies described above under “— Compensation Discussion and Analysis — Benchmarking”). During fiscal 2008, our non-employee directors received compensation in accordance with the following program guidelines:

•	an annual cash retainer of $30,000 payable to each non-employee director;

•	an annual stock retainer (subject to a limited vesting period coinciding with one year of service on our Board of Directors) granted to each non-employee director with a grant date fair value of $30,000;

•	an additional $10,000 annual cash retainer payable to the chair of our Audit Committee;

•	an additional $6,000 annual cash retainer payable to the chair of our Nominating, Compensation & Governance Committee; and

•	a $1,250 meeting fee for each committee or board meeting attended.

The number of shares of our restricted stock to be issued in respect of each non-employee director’s annual stock retainer was based on the fair market value (based on the closing price of our common stock as reported on the NYSE) as of the grant date for the restricted stock. The grant date for restricted shares issued in respect of each non-employee director’s annual stock retainer (other than for Mr. Holder) for fiscal 2008 was June 16, 2008 (the date of our 2008 Annual Meeting of Shareholders) and these shares will vest on June 15, 2009 (the date of this year’s annual meeting). Employee directors do not receive an annual retainer or meeting fees for their service on our Board of Directors.

Mr. Holder was elected to our Board of Directors on March 26, 2009 and received a pro-rated portion of the annual cash and stock retainers. The grant date for restricted shares issued in respect of Mr. Holder’s stock retainer was March 26, 2009, and the number of shares of our restricted stock issued to Mr. Holder was based on the closing price of our common stock as reported on the NYSE as of March 26, 2009. The restricted shares issued to Mr. Holder in connection with his fiscal 2008 annual retainer will vest on June 15, 2009 (consistent with the vesting of restricted shares granted to our other non-employee directors).

In respect of our eight month transition period ended February 2, 2008, our Nominating, Compensation & Governance Committee previously determined that it would provide our non-employee directors with the opportunity to receive restricted shares of our common stock under the LTIP pursuant to performance share awards. The grants under these performance share awards provided for a minimum grant to each non-employee director of 500 restricted shares, as well as up to an additional 250 restricted shares based upon our earnings per share (calculated after giving effect to certain accounting adjustments) during our eight month transition period ended February 2, 2008. We did not achieve the minimum threshold for grants in excess of the minimum grant, and on March 27, 2008, our Nominating, Compensation & Governance Committee granted 500 restricted shares pursuant to these performance share awards to each of our non-employee directors who were serving in such capacity as of such date.

Director Compensation for Fiscal 2008

The table below summarizes the compensation we paid to our non-employee directors for fiscal 2008. Because Mr. John R. Holder was elected to our Board of Directors following the conclusion of fiscal 2008, no compensation was paid to him or expensed by our company in respect of compensation payable to him during fiscal 2008.

	Fees Earned	Stock	All Other
	or Paid in	Awards	Compensation	Total
Name	Cash($)	($)(1)	($)(2)	($)

Cecil D. Conlee	48,764	50,191	3,480	102,435
George C. Guynn	41,264	27,944	1,702	70,910
J. Reese Lanier	35,014	34,690	2,229	71,933
Dennis M. Love	36,264	17,492	736	54,492
Robert E. Shaw(3)	—	—	1,008	1,008
Clarence H. Smith	49,764	34,690	2,229	86,683
Helen B. Weeks	37,514	41,021	2,628	81,164
E. Jenner Wood III	36,264	34,690	2,229	73,183

(1)	Represents the FAS 123(R) compensation expense recognized for financial statement reporting purposes during fiscal 2008 in respect of restricted stock grants made to the non-employee directors during fiscal 2008 and in prior periods. Pursuant to the SEC’s rules, these values are not reduced by an estimate for the probability of forfeiture.

The assumptions used in valuing the stock awards are described under the caption “Stock-Based Compensation” in note 1 to our consolidated financial statements included in our Annual Report on Form 10-K filed for fiscal 2008 and under the caption “Long-Term Stock Incentive Plan” in note 7 to our consolidated financial statements included in our Annual Report on Form 10-K filed for fiscal 2008.

As of January 31, 2009, our non-employee directors held the following number of restricted shares of our common stock: Mr. Conlee owned 4,121 restricted shares; Mr. Guynn owned 2,536 restricted shares; Mr. Lanier owned 2,966 restricted shares; Mr. Love owned 1,363 restricted shares; Mr. Shaw owned 0 restricted shares; Mr. Smith owned 2,966 restricted shares; Ms. Weeks owned 3,253 restricted shares; and Mr. Wood owned 2,966 restricted shares.

The grant date fair value of stock awards to each of our non-employee directors on March 27, 2008 in respect of performance share awards for our eight month transition period ended February 2, 2008, determined in accordance with FAS 123(R), was as follows: Mr. Conlee — $11,535; Mr. Guynn — $11,535; Mr. Lanier — $11,535; Mr. Love — $0; Mr. Shaw — $11,535; Mr. Smith — $11,535; Ms. Weeks — $11,535; and Mr. Wood — $11,535.

The grant date fair value of stock awards to each of our non-employee directors on June 16, 2008 in respect of the fiscal 2008 retainer, determined in accordance with FAS 123(R), was as follows: Mr. Conlee — $29,986; Mr. Guynn — $29,986; Mr. Lanier — $29,986; Mr. Love — $29,986; Mr. Shaw — $0; Mr. Smith — $29,986; Ms. Weeks — $29,986; and Mr. Wood — $29,986.

(2)	Represents the dollar value of dividends paid on unvested stock awards which was not factored into the grant date fair value for the stock. From time to time, our non-employee directors receive discounts on our apparel merchandise, as well as complimentary apparel merchandise. The aggregate incremental cost to us of these discounts and benefits do not exceed $10,000 for any of our non-employee directors. We offer these discounts and benefits because they represent common practice in the apparel industry.

(3)	Mr. Shaw retired from our Board of Directors on June 16, 2008. In connection with Mr. Shaw’s retirement, all restricted shares outstanding as of his retirement were deemed cancelled. Accordingly, in accordance with FAS 123(R), all expense previously incurred by us in respect of Mr. Shaw’s restricted shares was reversed during fiscal 2008, including approximately $32,039 in stock award compensation previously disclosed by us as part of Mr. Shaw’s compensation for service as a non-employee director. However, our Nominating, Compensation & Governance Committee historically has accelerated the vesting of restricted shares upon the retirement or resignation of a non-employee director, and we expect our Nominating, Compensation & Governance Committee will consider doing the same with respect to the 3,050 shares of restricted stock held by Mr. Shaw at the time of his retirement.

Director Stock Ownership Guidelines

On July 27, 2007, our Board of Directors established stock ownership guidelines for our non-employee directors. The ownership guidelines specify a target number of shares of our common stock that our non-employee directors are expected to accumulate and hold within three years of the later of the effective date of the guidelines or the date of appointment to our Board of Directors (which we refer to as the “director’s determination date”). The specific guidelines for each applicable individual are established based on the fair market value of our common stock (based on a 365-day trailing average for our common stock price as reported on the NYSE as of the director’s determination date) and the amount of the director’s annual retainer as of the director’s determination date. Pursuant to these guidelines, each of our non-employee directors is expected to own or acquire shares of our common stock having a fair market value equal to one times his or her annual retainer.

Shares owned outright by a non-employee director or by members of his or her immediate family sharing the same household, restricted stock and shares held in trust for the benefit of the non-employee director or his or her immediate family are counted towards satisfying the applicable guideline.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning our equity compensation plans as of January 31, 2009:

(c)
Number of
	(a)			Securities
	Number of			Remaining
	Securities to be		(b)	Available for
	Issued Upon		Weighted-Average	Future Issuance
	Exercise of		Exercise Price of	Under Equity
	Outstanding		Outstanding	Compensation Plans
	Options,		Options,	(Excluding Securities
	Warrants		Warrants	Reflected in
Plan Category	and Rights		and Rights	Column (a))

Equity compensation plans approved by security holders(1)
1992 Stock Option Plan	11,895		$10.73	—
1997 Stock Option Plan	191,350		25.62	—
Long-Term Stock Incentive Plan	2,870	(2)	—	583,292	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	203,245		24.75	583,292	(3)

(1)	Excludes shares to be issued under our Employee Stock Purchase Plan because the number of shares and weighted average purchase price cannot be determined at this time.

(2)	Reflects the number of shares of our common stock that, as of January 31, 2009, were to be granted (contingent upon the lapse of certain restrictions) pursuant to restricted share units, under our Long-Term Stock Incentive Plan.

(3)	Our Long-Term Stock Incentive Plan, which initially became effective in 2004, is the only currently-outstanding equity compensation plan (other than our Employee Stock Purchase Plan) pursuant to which new awards may be made.

As of April 15, 2009, the record date for our annual meeting, there were options outstanding pursuant to which an aggregate of 197,505 shares of our common stock could be issued. The weighted-average remaining term of these outstanding options is 4.02 years, and the weighted-average exercise price of these outstanding options is $24.73 per share.

NOMINATING, COMPENSATION & GOVERNANCE COMMITTEE REPORT

The members of the Nominating, Compensation & Governance Committee as of January 31, 2009 were Dennis M. Love, Clarence H. Smith and Helen B. Weeks. The Board of Directors of Oxford Industries, Inc. has determined that all members of the Nominating, Compensation & Governance Committee are independent in accordance with the NYSE corporate governance listing standards.

The Nominating, Compensation & Governance Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Nominating, Compensation & Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for fiscal 2008.

Respectfully submitted,

Clarence H. Smith, Chairman
Dennis M. Love
Helen B. Weeks

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dennis M. Love, Robert E. Shaw, Clarence H. Smith and Helen B. Weeks served on our Nominating, Compensation & Governance Committee during fiscal 2008. None of them are current officers or employees of our company or any subsidiary, none of them are former officers of our company or any subsidiary and none of them have any other direct or indirect relationship with our company or any other entity that could reasonably be expected to influence their actions as members of the Nominating, Compensation & Governance Committee.

One of our directors, E. Jenner Wood III, was designated an executive officer of SunTrust Banks, Inc. on December 12, 2008, at which time our Chairman and Chief Executive Officer J. Hicks Lanier served as a member of the compensation committee of SunTrust Banks, Inc. Mr. Lanier ceased to serve on the compensation committee of SunTrust Banks, Inc. and was reassigned to SunTrust Banks, Inc.’s Risk Committee at the first meeting of SunTrust Banks’ Board of Directors following Mr. Wood’s promotion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors reviews all related party transactions and relationships that are disclosable under Item 404(a) of Regulation S-K. To help identify related party transactions and relationships, each director and executive officer annually completes a questionnaire that requires the disclosure of any transaction or relationship that the person, or any member of his or her immediate family, has or will have with our company. Our legal department, with the assistance of other members of senior management, also reviews contemplated transactions by our company and our subsidiaries to determine if one of our directors or executive officers, or a company with which one of our directors or executive officers is affiliated, proposes to engage in a transaction that our Board of Directors should review.

Our Board of Directors will only approve those related party transactions or relationships that are in, or not inconsistent with, the best interests of our company and our shareholders. In determining whether to approve or reject a related party transaction or relationship, our Board of Directors considers such information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to our company.

Our Board of Directors has identified the following related party relationship:

Mr. E. Jenner Wood III, one of our directors, is Chairman, President and Chief Executive Officer of SunTrust Bank, Central Group, a subsidiary of SunTrust Banks, Inc. (to which we refer collectively with its subsidiaries as “SunTrust”) and is an executive officer of SunTrust Banks, Inc. We maintain a syndicated credit facility which was amended and restated during fiscal 2008 under which subsidiaries of SunTrust serve as agent and lender. This loan was made in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, which operates under a written charter adopted by the Board of Directors of Oxford Industries, Inc., is composed of independent directors and oversees, on behalf of the Board of Directors, the Company’s financial reporting process and system of internal control over financial reporting. The Audit Committee’s charter is posted on the Company’s Internet website at www.oxfordinc.com.

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. The Company has a full-time Internal

Audit Department that reports to the Audit Committee and the Company’s senior management. The Internal Audit Department is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company’s system of internal controls related to, among other things, the reliability and integrity of the Company’s financial information and the safeguarding of the Company’s assets.

Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating and, when appropriate, replacing the Company’s independent auditors. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2008, including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee discussed with Ernst & Young LLP its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and as amended by applicable law.

In addition, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter regarding their independence from management and the Company as required by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee discussed this information with the independent auditors. The Audit Committee discussed with Ernst & Young LLP and the Company’s Internal Audit Department the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2008 for filing with the U.S. Securities and Exchange Commission.

Respectfully Submitted,

Cecil D. Conlee, Chairman
George C. Guynn
John R. Holder

APPROVAL OF AN AMENDMENT TO THE OXFORD INDUSTRIES, INC.
LONG-TERM STOCK INCENTIVE PLAN
(Proposal No. 2)

Proposed Amendment to the Oxford Industries, Inc. Long-Term Stock Incentive Plan

You are voting on a proposal to amend the Oxford Industries, Inc. Long-Term Stock Incentive Plan (which we refer to as the “LTIP”). Our Board of Directors voted to amend the LTIP on March 26, 2009, subject to shareholder approval. The LTIP was originally adopted by our Board of Directors and approved by our shareholders in 2004 and was subsequently amended with the approval of our shareholders in 2006.

The purpose of the amendment is to (1) increase by 1,000,000 shares the number of shares of our common stock that can be granted to participants over the life of the LTIP, and (2) remove the LTIP’s sub-limit of 700,000 shares on the number of shares of our common stock that can be transferred to participants (a) free of a “substantial risk of forfeiture” in connection with grants of restricted shares under the LTIP or (b) in satisfaction of restricted share units awarded under the LTIP.

The material features of the LTIP are described below. A copy of the LTIP, reflecting the proposed amendment, is attached as Appendix A to this proxy statement. Under the LTIP, awards can be made in the form of stock options, stock appreciation rights, restricted shares and restricted share units.

As of April 15, 2009, under the LTIP, there were 367,377 unvested shares of restricted stock outstanding and an additional 2,870 shares of our common stock that could be granted pursuant to outstanding restricted share units. All of these outstanding awards were subject to forfeiture based on certain vesting conditions.

The following summarizes the aggregate awards approved by our Nominating, Compensation & Governance Committee pursuant to the LTIP during each of fiscal 2008, our eight month transition period ended February 2, 2008 and fiscal 2007:

•	During fiscal 2008, our Nominating, Compensation & Governance Committee granted an aggregate of 355,541 restricted shares to LTIP participants.

•	During our eight month transition period ended February 2, 2008, our Nominating, Compensation & Governance Committee granted an aggregate of 5,304 restricted shares to LTIP participants.

•	During fiscal 2007, our Nominating, Compensation & Governance Committee granted an aggregate of 44,051 restricted shares to LTIP participants and, based on the satisfaction of certain earnings per share performance measures during our 2006 fiscal year, approved the future grant (contingent upon the lapse of certain vesting conditions) of an additional 4,973 shares of our common stock pursuant to restricted share unit awards to certain of our foreign employees.

As of April 15, 2009, without giving effect to the proposed amendment, there remained an aggregate of 582,238 shares of our common stock available for issuance under the LTIP (assuming the vesting of all then outstanding unvested shares of restricted stock and the grant of all shares of our common stock that could be granted pursuant to outstanding restricted share units). The LTIP, as previously approved by our shareholders, limits the number of shares that can be granted to participants over the life of the LTIP to 1,000,000 shares. The LTIP, as previously approved by our shareholders, also has a sub-limit of 700,000 shares on the number of shares of common stock that can be transferred to LTIP participants (i) free of a “substantial risk of forfeiture” in connection with grants of restricted shares under the LTIP or (ii) in satisfaction of restricted share units awarded under the LTIP. As a result, as of April 15, 2009, without giving effect to the proposed amendment, there remained only 282,238 shares of our common stock available under the LTIP for new awards of restricted shares or restricted share units without the possibility of exceeding the LTIP’s sub-limit on such transfers.

Since the LTIP went into effect, our Nominating, Compensation & Governance Committee has granted awards under the LTIP exclusively in the form of restricted shares and restricted share units. Our Board of Directors and Nominating, Compensation & Governance Committee believe that granting awards under the LTIP in the form of restricted shares and restricted share units has been in the best interests of our company and our shareholders. Specifically, the use of equity awards such as restricted shares and restricted share units that can both lose value and increase in value as our stock price may fall or rise aligns the interests of the LTIP’s participants and our shareholders.

Our Board of Directors and our Nominating, Compensation & Governance Committee believe that amending the LTIP is in the best interests of our company and our shareholders, as it would permit us to continue to use equity-based compensation under the LTIP, including restricted shares and restricted share units, in the future to retain, motivate and attract existing and prospective non-employee directors and key personnel. If the amendment is approved by our shareholders, the LTIP, as amended, would be effective as of March 26, 2009. However, our Nominating, Compensation & Governance Committee has not approved any awards under the LTIP that are contingent upon, or require, the approval of the proposed amendment.

New Plan Benefits

No new plan benefits table for the LTIP is included in this proxy statement. Except for the annual stock retainer grant equal to $30,000 to be granted to each of our non-employee directors pursuant to our non-employee director compensation program, the benefits or amounts that may be received by or allocated to participants in the LTIP in future years will be determined in the discretion of our Nominating, Compensation & Governance Committee and, accordingly, the benefits that may be received by or allocated to participants in the LTIP in future years is not presently determinable.

Summary of the Material Features of the LTIP

Set forth below is a summary of the material features of the LTIP.

Participation in the LTIP.  Employees of our company and our subsidiaries and members of our Board of Directors who are not employees may be selected by our Nominating, Compensation & Governance Committee to receive benefits under the LTIP. As of April 15, 2009, approximately 3,900 employees and eight non-employee directors were eligible to participate in the LTIP.

Number of Authorized Shares.  Subject to shareholder approval of this proposal, the total number of shares authorized for issuance over the life of the LTIP is 2,000,000 shares. Assuming the effectiveness of the proposed amendment, as of April 15, 2009, there would have been an aggregate of 1,582,238 shares of our common stock available for issuance under the LTIP (assuming the vesting of all then outstanding unvested shares of restricted stock and the grant of all shares of our common stock that could be granted pursuant to outstanding restricted share units).

Limits on Awards made under the LTIP.  Under the LTIP, an individual may not receive awards representing more than 300,000 shares of our common stock in any one year. In addition, the aggregate number of shares issued under the LTIP upon the exercise of incentive stock options may not exceed 200,000.

Types of Awards under the LTIP:  The following is a summary of the types of awards that may be made under the LTIP:

Stock Option Awards.  Under the LTIP, our Nominating, Compensation & Governance Committee may grant stock options that entitle the optionee to purchase shares of our common stock at a price equal to or greater than the fair market value of the stock on the date of grant. The option may specify that the exercise price is payable by the optionee (i) in cash, (ii) by the transfer to our company of unrestricted shares of our common stock, (iii) with any other legal consideration the Nominating, Compensation & Governance Committee may deem appropriate or (iv) any combination of these. No stock option may be exercised more than ten years from the date of grant. Each grant may specify a period of continuous employment with our company or any of our subsidiaries (or in the case of a non-employee director, service on our Board of Directors) that is necessary before the stock option or any portion thereof will become exercisable, and may provide for the earlier exercise of the option in the event of a change in control of our company or a similar event. Each grant may provide for the automatic grant of a reload option in the event that the optionee surrenders shares of our common stock in payment of the option price.

Stock Appreciation Rights.  Our Nominating, Compensation & Governance Committee may grant stock appreciation rights that entitle the participant to receive a payment equal to a percentage of the difference between the fair market value of our common stock on the date of grant and on the date of exercise of the stock appreciation right. The grant may specify that the amount payable to the participant upon exercise of the stock appreciation right may be paid (i) in cash, (ii) in shares of our common stock or (iii) any combination of these. Any grant may specify a waiting period before the stock appreciation rights may become exercisable and permissible dates or periods on or during which the stock appreciation rights are exercisable. Each grant of a stock appreciation right must specify the period of continuous employment of the participant by our company or any of our subsidiaries that is necessary before the stock appreciation right or installments thereof may be exercisable.

Restricted Share Awards.  Our Nominating, Compensation & Governance Committee may authorize grants to participants of restricted shares. An award of restricted shares involves the immediate transfer to a participant of ownership of a specific number of shares in return for the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares, subject to the discretion of our Nominating, Compensation & Governance Committee. The transfer may be made without additional consideration from the participant. Our Nominating, Compensation & Governance Committee may specify performance objectives that must be achieved for the restrictions to lapse or for the restricted shares to be granted. Restricted shares may be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code for a period to be determined by our Nominating, Compensation & Governance Committee on the grant date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change of control of our company or a similar event.

Restricted Share Unit Awards.  Our Nominating, Compensation & Governance Committee may authorize grants to participants of restricted share units. Each grant may specify one or more performance objectives to be met within a specified period in order for the participant to earn all or some portion of the restricted share units, which may be subject to earlier termination in the event of a change in control of our company or a similar event. To the extent earned, restricted share units will be paid to the participant at the time and in the manner determined by our Nominating, Compensation & Governance Committee in (i) cash, (ii) shares of our common stock or (iii) any combination thereof. Any grant of restricted share units may provide for the payment to the participant of dividend equivalents in cash or in additional shares of stock on a current, deferred or contingent basis.

Section 162(m) Exemption.  Section 162(m) of the Internal Revenue Code prevents a publicly held corporation from claiming tax deductions for compensation in excess of $1,000,000 paid to certain of its senior executives. Compensation is exempt from this limitation if it is “qualified performance-based compensation.” Because the LTIP does not permit stock options and stock appreciation rights to be granted with an exercise price lower than the fair market value of our common stock on the date of grant, these awards are two examples of performance-based compensation. Other types of awards, such as restricted shares and restricted share units that are granted pursuant to pre-established objective performance formulas, may also qualify as performance-based compensation, so long as certain requirements are met, including the prior approval by shareholders of the performance formulas or measures. Although the LTIP sets forth a list of objective performance measures on which such awards may be based, our Nominating, Compensation & Governance Committee has discretion to establish targets or numerical goals based on these measures.

Performance Objectives.  The LTIP provides that grants of restricted shares and restricted share units may be made or become vested based upon “performance objectives.” Our Nominating, Compensation & Governance Committee has the authority to determine what performance objectives will be used for a specific award. Performance objectives may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant or a subsidiary, division, department or function within our company or a subsidiary in which the participant is employed. Except in the case of an award intended to qualify under Section 162(m), if our Nominating, Compensation & Governance Committee determines that a change in the business, operation, corporate structure or capital structure of our company, or the manner in which we conduct business, or other events or circumstances render the performance objectives unsuitable, our Nominating, Compensation & Governance Committee may modify the performance objectives, or the related minimum acceptable level of achievement, in whole or in part, as our Nominating, Compensation & Governance Committee deems equitable or appropriate.

Prohibition on Re-Pricing.  Without prior approval of our shareholders, our Nominating, Compensation & Governance Committee is prohibited from re-pricing any stock options previously granted under the LTIP.

No Annual “Evergreen” Provision.  The LTIP provides a specific number of shares of our common stock available for awards and does not contain an annual or automatic increase in the number of available shares.

Transferability.  Except as provided below, no award under the LTIP may be transferred by a participant other than by will or the laws of descent and distribution, and stock options and stock appreciation rights may be exercised during the participant’s lifetime only by the participant or, in the event of the participant’s legal incapacity, the guardian or legal representative acting on behalf of the participant. Our Nominating, Compensation & Governance Committee may expressly provide in an award agreement (other than an incentive stock option award agreement) that the participant may transfer the option to a spouse or lineal descendant, a trust for the exclusive benefit of such family members, a partnership or other entity in which all the beneficial owners are such family members or any other entity affiliated with the participant that our Nominating, Compensation & Governance Committee may approve.

Termination.  The LTIP will remain in effect until terminated by our Board of Directors.

Amendments.  The LTIP may be amended from time to time by our Board of Directors, but, without further approval by our shareholders, no such amendment may increase the limitations set forth in the LTIP on the number of shares underlying certain types of awards, or on the number of shares that may be granted or issued in the aggregate or to individual participants during any given time period.

Federal Income Tax Consequences

The following discussion outlines generally the federal income tax consequences relating to stock options, stock appreciation rights, restricted stock and restricted share units which can be granted under the LTIP to individuals who are both citizens and residents of the United States. Individual circumstances may change these results. This brief discussion is only a general summary based on current federal income tax laws, regulations (including proposed regulations), and judicial and administrative interpretations of the laws and regulations. Federal income tax laws and regulations are frequently amended, and such amendments may or may not affect transactions that already have occurred. Participants should look to their own tax advisor for advice regarding federal income tax treatment of awards made under the LTIP, as well as foreign, state, local and other tax consequences that are not addressed in this section of the proxy statement.

Incentive Stock Options

In general, a participant will not be taxed upon the grant or the exercise of an incentive stock option (which we refer to as an “ISO”) which is intended to qualify for special tax treatment under Section 422 of the Internal Revenue Code. For purposes of the alternative minimum tax, however, the participant will be required to treat an amount equal to the difference between the fair market value of our common stock on the date of exercise over the exercise price as an item of adjustment in computing the participant’s alternative minimum taxable income. If the participant does not dispose of our common stock received pursuant to the exercise of the ISO within either (1) two years after the date of the grant of the ISO or (2) one year after the date of exercise of the ISO (collectively, the “ISO Holding Period”), a disposition of our common stock generally will result in long-term capital gain or loss to the individual with respect to the difference between the selling price and the exercise price. We will not be entitled to any federal income tax deduction as a result of such disposition. In addition, we generally will not be entitled to a federal income tax deduction upon either the grant or the exercise of an ISO.

If a participant disposes of our common stock acquired upon exercise of an ISO before the end of the ISO Holding Period, then in the year of disposition, the individual generally will recognize ordinary income, and we will generally be entitled to a federal income tax deduction. The amount of income and deduction will be an amount equal to the lesser of (1) the excess of the fair market value of our common stock on the date of exercise over the exercise price or (2) the amount realized upon disposition over the exercise price. Any gain in excess of the amount recognized by the participant as ordinary income will be taxed to the individual as short- or long-term capital gain (depending on the applicable holding period).

Non-Incentive Stock Options

A participant will not recognize any taxable income upon the grant of a non-incentive stock option (which we refer to as a “Non-ISO”), and we will not be entitled to a federal income tax deduction at the time of grant. Upon the exercise of a Non-ISO, the participant generally will recognize ordinary income in an amount equal to the excess of (1) the fair market value of our common stock on the date the shares are transferred pursuant to the exercise over (2) the exercise price.

Special rules apply, however, if the participant exercises the Non-ISO within six months of the date of grant. If the sale of the shares within that six-month period could subject the participant to suit under Section 16(b) of the Exchange Act, the participant will not recognize income on the date the shares are transferred to him or her, but will recognize income at a later date. In this case, income will be based on the difference between the exercise price and the fair market value of the shares on the date that is the earlier of (1) six months after the date of the grant or (2) the first date that the shares can be sold by the participant without liability under Section 16(b). However, if the participant timely elects under Section 83(b) of the Internal Revenue Code, the fair market value of the shares will be determined on the date the shares are transferred pursuant to the exercise without regard to the effect of Section 16(b).

We will generally be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant in the year that the income is recognized by the individual. Upon a later sale of our common stock by the participant, he or she will recognize short- or long-term capital gain or loss (depending on the applicable holding period) in an amount equal to the difference between the amount realized on the sale and the fair market value of the shares when ordinary income was recognized.

Stock Appreciation Rights

A participant will recognize ordinary income for federal income tax purposes upon the exercise of a stock appreciation right under the LTIP for cash, our common stock or a combination of each. The amount of income that the participant will recognize will equal the amount of cash, if any, and the fair market value of our common stock, if any, that he or she receives as a result of the exercise. We generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant in the same taxable year in which the participant recognizes such income.

Restricted Shares

A participant is not subject to any federal income tax when a grant of restricted shares is made, nor does making a grant of restricted shares result in a federal income tax deduction for our company, unless the restrictions on the restricted shares do not present a substantial risk of forfeiture. In the year that the grant of restricted shares is no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income in an amount equal to the fair market value of the shares of our common stock transferred to the participant, determined on the date the grant of restricted shares is no longer subject to a substantial risk of forfeiture.

A participant may elect under Section 83(b) of the Internal Revenue Code to recognize the fair market value of our common stock as ordinary income at the time a grant of restricted shares is made. If the participant so elects, (1) the participant will not otherwise be taxed in the year that the grant of restricted shares is no longer subject to a substantial risk of forfeiture and (2) if the grant of restricted shares is subsequently forfeited, the participant will be allowed no deduction for the forfeiture. Cash dividends paid to a participant on shares of our common stock subject to a grant of restricted shares before the date the grant of restricted shares is no longer subject to a substantial risk of forfeiture or is forfeited are treated as ordinary income (or dividend income, if a Section 83(b) election was made) in the year received.

We generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the participant when such ordinary income is recognized. Depending on the period shares of our common stock are held after receipt by the participant, the sale or other taxable disposition of the shares will result in short- or long-term capital gain or loss generally equal to the difference between the amount realized on such disposition and the fair market value of the shares when ordinary income was recognized.

Restricted Share Units

A participant is not subject to any federal income tax upon the grant of a restricted share unit, nor does the grant of a restricted share unit result in an income tax deduction for us. In the year that shares of our common stock are issued pursuant to a restricted share unit without being subject to a substantial risk of forfeiture or a cash payment is made in settlement of a restricted share unit, the participant will recognize ordinary income in an amount equal to the value of such shares and/or the cash payment received. If the restricted share unit is forfeited, the participant will recognize no gain. We generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the participant when such ordinary income is recognized.

Section 409A Tax Consequences

If the exercise price for an option or the value for a stock appreciation right equals or exceeds the fair market value of a share of stock as determined on the grant date, there should be no adverse tax consequences to an individual under Section 409A of the Internal Revenue Code. Further, there should be no adverse tax consequences to an individual under Section 409A of the Internal Revenue Code with respect to restricted shares. Whether payments or the issuance of our common stock with respect to restricted share units create adverse tax consequences to an individual under Section 409A of the Internal Revenue Code depends on the terms and conditions of such restricted share units, and we intend to structure any restricted share units awarded under the LTIP to comply with applicable requirements under Section 409A of the Internal Revenue Code to the extent possible.

Copies of the LTIP

This summary is not a complete description of all of the provisions of the LTIP. The summary is qualified in its entirety by the full text of the LTIP, a copy of which has been attached to this proxy statement as Appendix A (and which copy reflects the proposed amendment described above). You are encouraged to read the full text of the LTIP if you need more information.

Required Vote

Approval of the proposed amendment to the LTIP requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes, if any, will not be counted as entitled to vote on the proposal and will have no effect on the vote for this proposal.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE OXFORD INDUSTRIES, INC. LONG-TERM STOCK INCENTIVE PLAN.

APPROVAL OF AN AMENDMENT TO THE OXFORD INDUSTRIES, INC.
EMPLOYEE STOCK PURCHASE PLAN
(Proposal No. 3)

Proposed Amendment to the Oxford Industries, Inc. Employee Stock Purchase Plan

You are voting on a proposal to amend the Oxford Industries, Inc. Employee Stock Purchase Plan (which we refer to as the “ESPP”). Our Board of Directors voted to amend the ESPP effective as of April 1, 2009, subject to shareholder approval. The ESPP was originally adopted by our Board of Directors and approved by our shareholders in 2004 and became effective as of January 1, 2005.

The purpose of the amendment is to increase by 500,000 shares the number of shares of our common stock reserved for issuance under the ESPP. Under the proposed amendment, the number of shares of our common stock reserved for issuance under the ESPP would increase from the current limit of 250,000 shares to a new limit of 750,000 shares.

The material features of the ESPP are described below. A copy of the ESPP, reflecting the proposed amendment, is attached as Appendix B to this proxy statement.

The purpose of the ESPP is to align the interests of our employees with those of our company and our shareholders by providing our employees the opportunity to purchase shares of our common stock at favorable prices and on favorable terms. Our Board of Directors believes this amendment is in our company’s and our shareholders’ best interests as it would facilitate our continued use of the ESPP to provide employees with an opportunity to become more personally invested in our company.

Summary of the Material Features of the ESPP

Participation in the ESPP.  All of our U.S.-based employees who have been employed for at least 90 days are eligible to participate in the ESPP. An employee will not be eligible to participate in the ESPP if the employee owns five percent (5%) or more of our common stock. This limitation currently applies only to our Chief Executive Officer. An employee must be employed on the last day of the purchase period to receive his or her shares under the ESPP. If an employee terminates employment prior to the end of a purchase period, we will refund to the employee any funds held in the employee’s name under the ESPP.

Participation in the ESPP is voluntary. As of April 15, 2009, approximately 2,550 employees were eligible to participate in the ESPP.

Time and Manner of Exercise.  The ESPP consists of four three-month purchase periods, beginning on the first day of each calendar quarter. Employees may participate in one or more of the purchase periods. Employees fund their purchases through voluntary payroll deductions that accumulate in accounts maintained in each employee’s name. The funds are held until the given purchase period ends or until the employee’s employment with our company terminates.

At the end of each purchase period, the amount credited to the employee’s account is applied to the purchase of our common stock at a price equal to 85% of the market price on the last day of the purchase period.

An employee who has elected to participate in the ESPP for a purchase period may not cancel that election or modify the amount of his or her payroll deductions until the start of the next purchase period.

Number of Shares in the ESPP.  As of April 15, 2009, without giving effect to the proposed amendment, there remained only 103,660 shares available for purchase by participants. As amended, the ESPP would provide for the future issuance of up to 603,660 additional shares of common stock pursuant to the ESPP.

Purchase Limitations.  Under the ESPP, employees may not purchase shares of our common stock with a fair market value of more than $25,000 in a given calendar year.

Tax Consequences.  The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. All payroll deductions elected by an employee under the ESPP are made on an after-tax basis. An employee is not subject to any tax (other than on dividends issued on shares purchased under the ESPP) until shares purchased under the ESPP are sold. When the shares are sold, the employee will generally be subject to tax, and the amount of the tax will depend upon how long the employee had held the stock.

If the employee has held the stock for two years from the start of the purchase period and for one year from the date of purchase, all of the employee’s gain will be treated as a capital gain. If the employee sells the stock within two years from the start of the applicable purchase period, the employee will recognize ordinary income equal to the original purchase price discount of 15% of the market price on the last day of the purchase period. All other gain will be treated as short- or long-term capital gain depending on whether the employee held the stock for more than one year following the date of purchase (long-term capital gain if held for more than one year and short-term capital gain otherwise).

Amendments.  The ESPP may be amended from time to time by our Board of Directors except that (a) if shareholder approval of an amendment is required under Section 423 of the Internal Revenue Code, such amendment shall not be effected without shareholder approval, and (b) in no event may any amendment be made which would cause the ESPP to fail to comply with Section 423 of the Internal Revenue Code.

Rights as Shareholders.  Stock issued under the ESPP will have the same voting and other rights as all other shares of our common stock.

New Plan Benefits

No new plan benefits table for the ESPP is included in this proxy statement. Participation in the ESPP is voluntary and dependent on each employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the ESPP are not determinable at this time.

As noted above, an employee will not be eligible to participate in the ESPP if the employee owns five percent (5%) or more of our common stock. This limitation currently precludes our Chief Executive Officer from participation in the ESPP.

Copies of the ESPP

This summary is not a complete description of all of the provisions of the ESPP. The summary is qualified in its entirety by the full text of the ESPP, a copy of which has been attached to this proxy statement as Appendix B (and which copy reflects the proposed amendment described above). You are encouraged to read the full text of the ESPP if you need more information.

Required Vote

Approval of the proposed amendment to the ESPP requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes, if any, will not be counted as entitled to vote on the proposal and will have no effect on the vote for this proposal.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE OXFORD INDUSTRIES, INC. EMPLOYEE STOCK PURCHASE PLAN.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 4)

At the recommendation of our Audit Committee, our Board of Directors has selected Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2009. Ernst & Young LLP has served as our independent auditors since May 2002. Our Board of Directors considers such accountants to be well qualified and recommends that our shareholders vote to ratify their appointment. Shareholder ratification of the appointment of our independent registered public accounting firm is not required by law; however, our Board of Directors considers the solicitation of shareholder ratification to be in our company’s and its shareholders’ best interests.

Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2009 requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal.

In light of the difficulty and expense involved in changing auditors on short notice, if our shareholders do not ratify the appointment of Ernst & Young LLP at the annual meeting, it is contemplated that the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2009 will stand unless our Board of Directors finds other reasons for making a change. Disapproval by our shareholders will be considered a recommendation that our Board of Directors select another independent registered public accounting firm for the following year. A representative of Ernst & Young LLP is expected to attend the annual meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders.

Fees Paid to Ernst & Young LLP

The following table summarizes certain fees that we paid to Ernst & Young LLP for professional services rendered for fiscal 2008 and our eight month transition period ended February 2, 2008:

Fee Category	Fiscal 2008 ($)	Transition Period(1) ($)

Audit fees	1,214,000	1,362,000
Audit-related fees	12,000	2,000
Tax fees	82,000	51,000
All other fees	—	—

Total fees	1,308,000	1,415,000

(1)	Represents fees payable in respect of services rendered for professional services for our eight month transition period ended February 2, 2008.

Audit Fees.  “Audit fees” are fees for the audit of our annual financial statements, reviews of our quarterly financial statements and for services normally provided in connection with statutory and regulatory filings, including fees incurred in meeting the compliance requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.  “Audit-related fees” are fees for audit-related services such as services related to potential business acquisitions and dispositions, assistance with implementation of recently adopted rules and regulations, compliance with rules and regulations applicable to accounting matters and audits performed pursuant to certain royalty and lease agreements.

Tax Fees.  “Tax fees” are fees for tax compliance, planning and advisory services.

Independence

The Audit Committee considered the effects that the provision of the services described above under the subheadings “Audit-related fees” and “Tax fees” may have on the auditors’ independence and has determined that such independence has been maintained.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Unless a service to be provided by our independent registered public accounting firm has received general pre-approval under the policy, it requires specific pre-approval by our Audit Committee or the Chair of our Audit Committee before the commencement of the service.

Specific pre-approval is required for significant recurring annual engagements, such as engagements for the required annual audit and quarterly reviews (including the audit of internal control over financial reporting) and statutory or employee benefit plan audits.

Under the policy, general pre-approval is provided for:

•	audit services associated with a change in the scope of the annual audit engagement and additional audit procedures arising out of our adoption of (1) new accounting pronouncements, or (2) business transactions, regulatory matters, or matters not reasonably anticipated that arise in the conduct of the audit;

•	work associated with registration statements under the Securities Act of 1933, as amended (for example, post-report review procedures, comfort letters or consents);

•	statutory audits, employee benefit plan audits or other financial audit work for non-U.S. subsidiaries that is not required for the audits under the Exchange Act;

•	due diligence work for potential acquisitions or disposals;

•	attest services to verify compliance;

•	advice and consultation as to proposed or newly adopted accounting and auditing standards and interpretations and financial accounting and disclosure requirements imposed by the SEC, the Financial Accounting Standards Board and other regulatory agencies and professional standard setting bodies;

•	assistance and consultation as to questions from us and access to the Ernst & Young LLP internet-based accounting and reporting resources;

•	assistance to us with understanding our internal control review and reporting obligations;

•	review of information systems security and controls;

•	tax return preparation and/or review and related tax services;

•	international tax planning, including foreign tax credit and cash repatriation planning; and

•	subject to certain exceptions, general federal, state and international tax planning and advice.

Any individual engagement with an estimated cost of more than $75,000 must be specifically pre-approved before the commencement of the engagement by our Audit Committee or by the Chair of our Audit Committee, even if the service in question has received general pre-approval. In addition, further Audit Committee pre-approval is required if the aggregate fees for such engagements would exceed $200,000. As appropriate, at each Audit

Committee meeting, the entire Audit Committee reviews services performed since the prior meeting pursuant to the general pre-approvals granted under the policy, as well as services pre-approved by the chair of our Audit Committee.

The nature and dollar value of services performed under the general pre-approval guidelines are reviewed with our Audit Committee on at least an annual basis. Approximately 3% and 5% of the fees paid to Ernst & Young LLP for fiscal 2008 and the eight month transition period ended February 2, 2008, respectively, were in connection with services that made use of the de minimis exception to pre-approval set forth in the applicable rules of the SEC.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM DURING FISCAL 2009.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be brought before the annual meeting. If other matters are introduced, the persons named in the enclosed proxy as the proxy holders will vote on such matters in their discretion to the extent permitted under applicable law.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

We will provide without charge, at the written request of any shareholder of record as of April 15, 2009, a copy of our Annual Report on Form 10-K, including the financial statements, for fiscal 2008, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits if they are requested by eligible shareholders. We may impose a reasonable fee for providing the exhibits. Requests for copies of our Annual Report on Form 10-K should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

Shareholder Proposals and Communications to our Board of Directors

How do I submit a shareholder proposal?

Pursuant to our Bylaws, in order for a shareholder proposal (other than a director nomination, which is discussed elsewhere in this proxy statement under the heading “Election of Directors — Submission of Director Candidates by Shareholders”) to be considered at an annual meeting, the proposal must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting; however, if the annual meeting of shareholders is advanced more than 30 days prior to or delayed more than 30 days after the first anniversary of the preceding year’s annual meeting, in order to be timely, a shareholder proposal must be delivered not later than the close of business on the later of (i) the 90th day prior to the annual meeting or (ii) the 10th day following the date on which public announcement of the date of such annual meeting is first made. Our Bylaws further provide that shareholders who wish to have a proposal included in our proxy statement may be permitted to do so in accordance with Rule 14a-8 under the Exchange Act provided the proposal is otherwise in accordance with such Rule 14a-8.

Accordingly, in order for a shareholder proposal (other than a director nomination) to be considered at our 2010 Annual Meeting of Shareholders, we must receive the proposal on or before March 17, 2010 unless the date of our 2010 Annual Meeting of Shareholders is advanced more than 30 days prior to or delayed more than 30 days after June 15, 2010.

Our Bylaws set out the specific requirements that a shareholder must satisfy in order to properly make a proposal for consideration by our shareholders at an annual meeting. Any shareholder submitting a proposal must describe various matters regarding the shareholder, including, among other things, such information as name, address, occupation, shares, rights to acquire shares and other derivative securities held, and any relevant understandings or arrangements between the shareholder and affiliated parties, if any. A copy of the requirements for submitting a shareholder proposal is available in print to any shareholder who so requests it. Requests for a copy of these requirements should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

How can a shareholder or other interested party communicate with our directors, with our non-management directors as a group or with our presiding independent director?

Mail can be addressed to our directors in care of the Office of the Secretary, Oxford Industries, Inc., 222 Piedmont Ave., N.E., Atlanta, Georgia 30308. At the direction of our Board of Directors, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Trivial items will be delivered to our directors at the next scheduled meeting of our Board of Directors. Mail addressed to a particular director will be forwarded or delivered to that director. Mail addressed to “Outside Directors,” “Non-Management Directors” or the “Presiding Independent Director” will be forwarded or delivered to the presiding independent director, as designated in accordance with our Corporate Governance Guidelines. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of our Board of Directors.

Expenses of Solicitation

We will bear the cost of solicitation of proxies by our Board of Directors in connection with the annual meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock held in their names. Our employees may solicit proxies by mail, telephone, facsimile, electronic mail and personal interview. We have also engaged Laurel Hill Advisory Group, LLC to act as our proxy solicitor and have agreed to pay it approximately $6,500 plus reasonable expenses for such services, among other services that will be provided to us in the ordinary course of business.

By Order of the Board of Directors

Thomas E. Campbell
Secretary

Our Annual Report to Shareholders for fiscal 2008, which includes audited financial statements, accompanies this proxy statement. The annual report does not form any part of the material for the solicitation of proxies.

APPENDIX A

OXFORD INDUSTRIES, INC.
AMENDED AND RESTATED
LONG-TERM STOCK INCENTIVE PLAN
(as of March 26, 2009)

1.  Purpose.  The purpose of the Oxford Industries, Inc. Amended and Restated Long-Term Stock Incentive Plan (the “Plan”) is to attract and retain employees and directors for Oxford Industries, Inc. and its subsidiaries and to provide such persons with incentives and rewards for superior performance.

2.  Definitions.  The following terms shall be defined as set forth below:

(a) “Award” means any Option, Stock Appreciation Right, Restricted Share or Restricted Share Unit.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d) “Committee” means the committee described in Section 4 of this Plan.

(e) “Company” means Oxford Industries, Inc., a Georgia corporation, or any successor corporation.

(f) “Employee” means any person, including an officer, employed by the Company or a Subsidiary.

(g) “Fair Market Value” means the fair market value of the Shares as determined by the Committee from time to time. Unless otherwise determined by the Committee, the fair market value shall be the closing price for the Shares reported on a consolidated basis on the New York Stock Exchange on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

(h) “Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

(i) “Option” means any option to purchase Shares granted under Section 5 of this Plan.

(j) “Optionee” means the person so designated in an agreement evidencing an outstanding Option.

(k) “Participant” means an Employee or nonemployee Director who is selected by the Committee to receive benefits under this Plan, provided that nonemployee Directors shall not be eligible to receive grants of Incentive Stock Options.

(l) “Performance Objectives” means the performance objectives that may be established pursuant to this Plan for Participants who have received grants of Restricted Shares or Restricted Share Units. Performance Objectives may include the achievement of a specified target, or target growth in, one or more of the following: (i) earnings before interest expense, taxes, depreciation and amortization (“EBITDA”); (ii) earnings before interest expense and taxes (“EBIT”); (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) book value per share; (viii) return on shareholders’ equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on (net) assets; (xxii) economic value added; (xxiii) gross or net profit before or after taxes or (xxiv) objectively determinable goals with respect to service or product delivery, service or product quality, inventory management, customer satisfaction, meeting budgets and/or retention of employees. Performance objectives may relate to the Company and/or one or more of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines. For Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, these factors will not be altered or replaced by any other criteria without ratification by the shareholders of the Company if failure to obtain such approval would result in jeopardizing the tax deductibility of Performance Awards to Participants.

(m) “Performance Period” means a period of time established under Sections 7 and 8 of this Plan within which the Performance Objectives relating to a Restricted Share or Restricted Share Unit are to be achieved.

(n) “Restricted Share” means a Share granted under Section 7 of this Plan.

(o) “Restricted Share Unit” means a bookkeeping entry that records the equivalent of one Restricted Share awarded pursuant to Section 8 of this Plan.

(p) “Shares” means shares of the Common Stock of the Company, $1.00 par value, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 10 of this Plan.

(q) “Stock Appreciation Right” means a right granted under Section 6 of this Plan.

(r) “Subsidiary” means a corporation or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest (representing the right generally to make decisions for such other entity) is, now or hereafter owned or controlled directly or indirectly by the Company, provided that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

3.  Shares Available Under the Plan.

(a) Subject to adjustment as provided in Section 10 of this Plan, the number of Shares that may be (i) issued or transferred upon the exercise of Options or Stock Appreciation Rights, (ii) awarded as Restricted Shares and released from substantial risk of forfeiture, or (iii) issued or transferred in payment of Restricted Share Units shall not in the aggregate exceed 2,000,000 Shares. In no event, however, shall the number of Shares issued upon the exercise of Incentive Stock Options exceed 200,000 Shares. Such Shares may be Shares of original issuance, Shares held in Treasury, or Shares that have been reacquired by the Company. Shares that were available for grant as of the effective date of this Plan, or that thereafter otherwise become available for grant, under any stock option or restricted stock plan of the Company other than the Plan (including the Oxford Industries, Inc. 1992 Stock Option Plan, the Oxford Industries, Inc. 1997 Stock Option Plan, and the Oxford Industries, Inc. 1997 Restricted Stock Plan (collectively, the “Pre-Existing Plans”)) shall be deemed null and void and shall not be granted or available for grant under the Pre-Existing Plans or under the Plan.

(b) Upon payment of the Option Price upon exercise of a Nonqualified Stock Option by the transfer to the Company of Shares or upon satisfaction of tax withholding obligations under the Plan by the transfer or relinquishment of Shares, there shall be deemed to have been issued or transferred only the number of Shares actually issued or transferred by the Company, less the number of Shares so transferred or relinquished. Upon the payment in cash of a benefit provided by any Award under the Plan, any Shares that were subject to such Award shall again be available for issuance or transfer under the Plan.

(c) No Participant may receive Awards representing more than 300,000 Shares in any one calendar year.

4.  Administration of the Plan.  This Plan shall be administered by one or more committees appointed by the Board. The interpretation and construction by the Committee of any provision of this Plan or of any agreement or document evidencing the grant of any Award and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.

5.  Options.  The Committee may from time to time authorize grants to Participants of options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Each grant shall specify the number of Shares to which it pertains.

(b) Each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value on the Grant Date.

(c) Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Optionee which have a value at the time of exercise that is equal to the Option Price, (iii) any other legal consideration that the Committee may deem appropriate on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing.

(d) On or after the Grant Date of any Option, the Committee may provide for the automatic grant to the Optionee of a reload Option in the event the Optionee surrenders Shares in satisfaction of the Option Price upon the exercise of an Option as authorized under Section 5(c) above. Each reload Option shall pertain to a number of Shares equal to the number of Shares utilized by the Optionee to exercise the original Option. Each reload Option shall have an exercise price equal to Fair Market Value on the date it is granted and shall expire on the stated exercise date of the original Option.

(e) Each Option grant may specify a period of continuous employment of the Optionee by the Company or any Subsidiary (or, in the case of a nonemployee Director, service on the Board) that is necessary before the Options or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event.

(f) Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to nonemployee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. No Option granted under this Plan may be exercised more than ten years from the Grant Date.

(g) Each grant shall be evidenced by an agreement delivered to and accepted by the Optionee and containing such terms and provisions as the Committee may determine consistent with this Plan.

6.  Stock Appreciation Rights.  The Committee may also authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the difference between the Fair Market Value of the Shares on the Grant Date and the Fair Market Value of the Shares on the date of exercise. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares or any combination thereof and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Company to issue Shares or other equity securities in lieu of cash.

(b) Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum specified by the Committee on the Grant Date.

(c) Each grant shall be evidenced by an agreement delivered to and accepted by the Optionee, which shall describe the subject Stock Appreciation Rights, state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

(d) Each grant shall specify in respect of each Stock Appreciation Right the Fair Market Value on the Grant Date.

(e) Successive grants may be made to the same Participant regardless of whether any Stock Appreciation Rights previously granted to such Participant remain unexercised.

(f) Each grant shall specify the period or periods of continuous employment of the Participant by the Company or any Subsidiary that are necessary before the Stock Appreciation Rights or installments thereof shall become exercisable, as well as the permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable. Any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event.

7.  Restricted Shares.  The Committee may also authorize grants to Participants of one or more Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Each grant shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services.

(b) Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

(c) Each grant may provide that the Restricted Shares covered thereby shall be subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change in control of the Company or other similar transaction or event.

(d) Unless otherwise determined by the Committee, an award of Restricted Shares shall entitle the Participant to dividend, voting and other ownership rights, during the period for which such substantial risk of forfeiture is to continue.

(e) Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

(f) Any grant or the vesting thereof may be conditioned upon or further conditioned upon the attainment of Performance Objectives during a Performance Period as established by the Committee.

(g) Any grant may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional Shares, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

(h) Each grant shall be evidenced by an agreement delivered to and accepted by the Participant and containing such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.

8.  Restricted Share Units.  The Committee may also authorize grants of Restricted Share Units upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Each grant shall specify the number of Restricted Share Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

(b) The Performance Period with respect to each Restricted Share Unit, if any, shall commence on the Grant Date and may be subject to earlier termination in the event of a change in control of the Company or other similar transaction or event.

(c) Each grant may specify in respect of specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

(d) Each grant shall specify the time and manner of payment of Restricted Share Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

(e) Any grant of Restricted Share Units may specify that the amount payable, or the number of Shares issued, with respect thereto may not exceed maximums specified by the Committee on the Grant Date.

(f) Any grant of Restricted Share Units may provide for the payment to the Participant of dividend equivalents thereon in cash or additional Shares on a current, deferred or contingent basis.

(g) If provided in the terms of the grant, the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement.

(h) Each grant shall be evidenced by an agreement delivered to and accepted by the Participant, which shall state that the Restricted Share Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan.

9.  Transferability.

(a) Except as provided in Section 9(b), no Award granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.

(b) The Committee may expressly provide in an Award agreement (or an amendment to an Award agreement) that a Participant may transfer such Award (other than an Incentive Stock Option), in whole or in part, to a spouse or lineal descendant (a Family Member), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 9(b). All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 9(b).

(c) Any Award made under this Plan may provide that all or any part of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights or upon payment under any grant of Restricted Share Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7 of this Plan, shall be subject to further restrictions upon transfer.

10.  Adjustments.  The Committee shall make or provide for such adjustments in the (a) number of Shares covered by outstanding Options, Stock Appreciation Rights, Restricted Shares and Restricted Share Units granted hereunder, (b) prices per share applicable to such Options and Stock Appreciation Rights, and (c) kind of Shares covered thereby, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, or partial or complete liquidation or other distribution of assets (other than a normal cash dividend), or (z) any other event which would constitute an equity restructuring (as contemplated pursuant to the Code and the regulations promulgated thereunder). Without limiting the foregoing, the Committee may make or provide for such adjustments in the (a) number of Shares covered by outstanding Options, Stock Appreciation Rights, Restricted Shares and Restricted Share Units granted hereunder, (b) prices per share applicable to such Options and Stock Appreciation Rights, and (c) kind of Shares covered thereby, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any combination or exchange of Shares, (y) any issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Committee may also make or provide for such adjustments in the number of Shares specified in Section 3 of this Plan as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 10.

11.  Fractional Shares.  The Company shall not issue any fractional Shares pursuant to this Plan and shall settle any such fractional Shares in cash.

12.  Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.

13.  Certain Terminations of Employment, Hardship and Approved Leaves of Absence.  Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds an Option or Stock Appreciation Right that is not immediately and fully exercisable, any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Restricted Share Units that have not been fully earned, or any Shares that are subject to any transfer restriction pursuant to Section 9(c) of this Plan, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan.

14.  Foreign Employees.  In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders of the Company.

15.  Amendments and Other Matters.

(a) This Plan may be amended from time to time by the Board, but no such amendment shall increase any of the limitations specified in Section 3 of this Plan, other than to reflect an adjustment made in accordance with Section 10, without the further approval of the Stockholders of the Company.

(b) The Committee shall not re-price any Option granted under the Plan except with the approval of the affirmative vote of the majority of Shares voting at a meeting of the Company’s stockholders.

(c) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

(d) To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.

16.  Effective Date and Stockholder Approval.  This Plan shall become effective upon its approval by the Board, subject to approval by the Stockholders of the Company at the next Annual Meeting of Stockholders. The Committee may grant Awards subject to the condition that this Plan shall have been approved by the Stockholders of the Company.

17.  Governing Law.  The validity, construction and effect of this Plan and any Award hereunder will be determined in accordance with the laws of the State of Georgia.

OXFORD INDUSTRIES, INC.
EMPLOYEE STOCK PURCHASE PLAN
As Amended and Restated Effective April 1, 2009

1.  Purpose.  The purpose of this Plan is to provide Employees of the Company and its Designated Subsidiaries with an opportunity to become more personally invested in the Company by purchasing the Common Stock of the Company at a discount through payroll deduction. The Company believes that employee participation in the ownership of the business will be to the mutual benefit of both the employees and the Company. Participation in this Plan will neither be permitted nor denied contrary to the requirements of Section 423 of the Code and regulations promulgated thereunder.

2.  Definitions.

As used in the Plan, the following terms, when capitalized, have the following meanings:

(a) “Board” means the Company’s Board of Directors.

(b) “Business Day” means a day that the New York Stock Exchange is open if the Shares are then listed on such exchange.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the committee described in Section 10.

(e) “Common Stock” means the common stock of the Company, $1.00 par value per share, or any stock into which that common stock may be converted.

(f) “Company” means Oxford Industries, Inc., a Georgia corporation, and any successor corporation.

(g) “Contributions” means all amounts credited to the Participant’s Payroll Deduction Account.

(h) “Corporate Transaction” means (i) any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or (iii) any other corporate transaction or event having an effect similar to any of the foregoing.

(i) “Designated Subsidiary” means a Subsidiary that has been designated by the Board or the Committee as eligible to participate in the Plan as to its eligible Employees.

(j) “Effective Date” means January 1, 2004.

(k) “Employee” means any person who performs services for, and who is classified as an employee on the payroll records of, the Company or a Designated Subsidiary.

(l) “Fair Market Value” means, with respect to any date, the closing price of the Common Stock on the New York Stock Exchange on that date or, in the event that the Common Stock is not traded on that date, the closing price on the immediately preceding trading date. If the Common Stock is no longer traded on the New York Stock Exchange, then “Fair Market Value” means, with respect to any date, the fair market value of the Common Stock as determined by the Committee in good faith.

(m) “Offering Date” means the first Business Day of each Purchase Period.

(n) “Participant” means a participant in the Plan as described in Section 5.

(o) “Payroll Deduction Account” means the bookkeeping account established for a Participant in accordance with Section 6.

(p) “Plan” means the Oxford Industries, Inc. Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.

(q) “Purchase Date” means the last Business Day of each Purchase Period.

(r) “Purchase Period” means a period of three months commencing on January 1, April 1, July 1 and October 1 of each year, or such other period as determined by the Committee; provided, however, that in no event will any Purchase Period be longer than 27 months.

(s) “Purchase Price” means an amount equal to 85% of the Fair Market Value of a Share on the Purchase Date.

(t) “Share” means a share of Common Stock, as adjusted in accordance with Section 12.

(u) “Subsidiary” means a domestic or foreign corporation of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary. The definition of Subsidiary should be interpreted so as to include any entity that would be treated as a “subsidiary corporation” under Code Section 424(f).

3.  Reserved Shares. Subject to adjustments as provided in Section 12, the maximum number of Shares available for purchase on or after the Effective Date is 750,000 Shares. Shares issued under the Plan may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company.

4.  Eligibility.

(a) Eligible Employees.  Any person who, as of an Offering Date in a given Purchase Period, has been an Employee for a period of at least 90 days will be eligible to participate in the Plan for that Purchase Period, subject to the requirements of Section 5 and the limitations imposed by Code Section 423(b).

(b) Five Percent Shareholders.  Notwithstanding any other provision of the Plan, no Employee will be eligible to participate in the Plan if, immediately after the Offering Date, the Employee (or any other persons whose stock would be attributed to the Employee pursuant to Code Section 424(d)) owns capital stock of the Company and/or holds outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

5.  Participation.  An Employee may become a Participant in the Plan by completing a payroll deduction authorization form and any other required enrollment documents provided by the Committee or its designee and submitting them to the Committee or its designee in accordance with the rules established by the Committee. The enrollment documents will set forth the dollar amount to be paid as Contributions pursuant to the Plan. In countries where payroll deductions are not feasible, the Committee may permit an Employee to participate in the Plan by an alternative means, such as by check.

6.  Contributions.

(a) Payroll Deductions.  A Participant’s payroll deductions will begin with the first payroll paid following the Offering Date and will end on the last payroll paid on or before the Purchase Date of the Purchase Period. A Participant’s enrollment documents will remain in effect for successive Purchase Periods unless the Participant timely submits new enrollment documents to change the rate of payroll deductions for a subsequent Purchase Period in accordance with rules established by the Committee.

(b) Payroll Deduction Account.  The Committee will credit the amount of each Participant’s Contributions to the Participant’s Payroll Deduction Account. A Participant may not make any additional payments to the Participant’s Payroll Deduction Account, except as expressly provided in the Plan or as authorized by the Committee.

(c) No Changes to Payroll Deductions.  A Participant may not change or cease payroll deductions once a Purchase Period has begun.

(d) No Interest.  No interest or other earnings will accrue on a Participant’s Contributions to the Plan except to the extent payment of interest on such amount is required by the laws of any applicable jurisdiction.

(e) Foreign Currency.  Except as otherwise specified by the Committee, payroll deductions made with respect to Employees paid in currencies other than U.S. dollars will be accumulated in local currency and converted to U.S. dollars as of the Purchase Date.

7.  Limitation on Purchases.

Participant purchases are subject to the following limitations:

(a) Purchase Period Limitation.  Subject to the calendar year limits provided by Section 7(b), the maximum number of Shares that a Participant will have the right to purchase in any Purchase Period will be determined by dividing (i) $25,000 by (ii) the Fair Market Value of one Share on the Offering Date for such Purchase Period.

(b) Calendar Year Limitation.  No right to purchase Shares under the Plan will be granted to an Employee if such right, when combined with all other rights and options granted under all of the Code Section 423 employee stock purchase plans of the Company, its Subsidiaries or any parent corporation (within the meaning of Code Section 424(e)), would permit the Employee to purchase Shares with a Fair Market Value (determined at the time the right or option is granted) in excess of $25,000 for each calendar year in which the right or option is outstanding at any time, determined in accordance with Code Section 423(b)(8).

(c) Refunds.  As of the first Purchase Date on which this Section limits a Participant’s ability to purchase Shares, the Participant’s payroll deductions will terminate, and the Participant will receive a refund of the balance in the Participant’s Payroll Deduction Account as soon as practicable after the Purchase Date.

8.  Stock Purchases.

(a) Automatic Purchase.  On each Purchase Date, each Participant will be deemed, without further action, to have elected to purchase the number of whole Shares that the Participant’s Payroll Deduction Account balance can purchase at the Purchase Price on that Purchase Date. Except as otherwise specified by the Committee, any amounts that are not sufficient to purchase a whole Share will be retained in the Participant’s Payroll Deduction Account for the subsequent Purchase Period. Any other amounts remaining in the Participant’s Payroll Deduction Account after the Purchase Date will be returned to the Participant.

(b) Delivery of Shares.  As soon as practicable after each Purchase Date, the Committee will arrange for the delivery of the Shares purchased by Participants on the Purchase Date. The Committee may permit or require that Shares purchased under the Plan be deposited directly with a provider designated by the Committee. The Committee may require that Shares be retained by the designated provider for a specified period of time and may restrict dispositions during that period, and the Committee may establish other procedures to permit tracking of disqualifying dispositions of the Shares or to restrict transfer of the Shares.

(c) Notice Restrictions.  The Committee may require, as a condition of participation in the Plan, that each Participant agree to notify the Company if the Participant sells or otherwise disposes of any Shares within two years of the Offering Date or one year of the Purchase Date for the Purchase Period in which the Shares were purchased.

(d) Shareholder Rights.  A Participant will have no interest or voting right in a Share until a Share has been purchased on the Participant’s behalf under the Plan.

9.  Employment Termination.

(a) Termination of Employment.  If a Participant’s employment with the Company or a Designated Subsidiary terminates for any reason, the Participant will cease to participate in the Plan and the Company or its designee will refund the balance in the Participant’s Payroll Deduction Account to the Participant or the Participant’s estate or legal representative. Whether and when employment shall be deemed terminated for purposes of this Plan shall be determined by the Committee in its sole discretion and may be determined without regard to statutory notice periods or other periods following termination of active employment.

(b) Ineligible Employee.  In the a Participant ceases to be an eligible Employee for any reason other than employment termination at any time during a Purchase Period, at the election of the Participant, the Participant’s Payroll Deduction Account balance will, in the Committee’s discretion, be (i) distributed to the Participant, or (ii) held until the end of the Purchase Period and applied to purchase Shares in accordance with Section 6.

(c) Leaves of Absence.  The Committee may establish rules regarding when leaves of absence will be considered a termination of employment.

10.  Plan Administration.

(a) The Plan shall be administered by the Board. The Board may delegate any or all of its authority and obligations under this Plan to such committee or committees (including without limitation, a committee of the Board) or officer(s) of the Company as it may designate. Notwithstanding any such delegation of authority, the Board may itself take any action under the Plan in its discretion at any time, and any reference in this Plan document to the rights and obligations of the Committee shall be construed to apply equally to the Board. Any references to the Board mean only the Board.

(b) The Committee shall be vested with full authority and discretion to construe the terms of the Plan and make factual determinations under the Plan, and to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all participants and any and all persons claiming under or through any participant. The Committee may retain outside entities and professionals to assist in the administration of the Plan including, without limitation, a vendor or vendors to perform enrollment and brokerage services. The authority of the Committee will specifically include, without limitation, the power to make any changes to the Plan with respect to the participation of employees of any Subsidiary that is organized under the laws of a country other than the United States of America when the Committee deems such changes to be necessary or appropriate to achieve a desired tax treatment in such foreign jurisdiction or to comply with the laws applicable to such non-U.S. Subsidiaries. Such changes may include, without limitation, the exclusion of particular Subsidiaries from participation in the plan; modifications to eligibility criteria, maximum number or value of shares that may be purchased in a given period, or other requirements set forth herein; and procedural or administrative modifications. Any modification relating to offerings to a particular Designated Subsidiary will apply only to such Designated Subsidiary, and will apply equally to all similarly situated employees of such Designated Subsidiary.

11.  Rights Not Transferable.  Rights under the Plan are not transferable by a Participant and, during the Participant’s lifetime, may be exercised only by the Participant.

12.  Capital Changes.  In the event of a Corporate Transaction, other than a Corporate Transaction in which the Company is not the surviving corporation, the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities that may be delivered under the Plan, and the selling price and other relevant provisions of the Plan will be appropriately adjusted by the Committee, whose determination will be binding on all persons. If the Company is a party to a Corporate Transaction in which the Company is not the surviving corporation, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

13.  Amendment.  The Board may at any time, or from time to time, amend the Plan in any respect, except that (a) if the approval of any such amendment by the shareholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

14.  Plan Termination.  The Plan and all rights of Employees under the Plan will terminate: (a) on the Purchase Date on which Participants become entitled to purchase a number of Shares greater than the number of reserved Shares remaining available for purchase as set forth in Section 3, or (b) at any date at the discretion of the Board. In the event that the Plan terminates under circumstances described in (a) above, reserved Shares remaining as of the termination date will be made available for purchase by Participants on the Purchase Date on a pro rata basis based on the amount credited to each Participant’s Payroll Deduction Account. Upon termination of the Plan, each Participant will receive the balance in the Participant’s Payroll Deduction Account.

15.  Government Regulations.  The Plan, the grant and exercise of the rights to purchase Shares under the Plan, and the Company’s obligation to sell and deliver Shares upon the exercise of rights to purchase Shares, will be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required or desirable. To the extent any (i) grant of an option to purchase Shares hereunder, (ii) purchase of Shares hereunder, or (iii) disposition of Shares purchased hereunder gives rise to any tax withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction), the Committee may implement appropriate procedures to ensure that such tax withholding obligations are met. Such procedures may include, without limitation, increased withholding from an employee’s current compensation, cash payments to the Company or another Designated Subsidiary by an employee, or a sale of a portion of the stock purchased under the Plan, which sale may be required and initiated by the Company. Any such procedure, including offering choices among procedures, will be applied consistently with respect to all similarly situated employees participating in the Plan (or in an offering under the Plan), except to the extent any procedure may not be permitted under the laws of the applicable jurisdiction.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Oxford Industries, Inc.

ANNUAL MEETING OF SHAREHOLDERS, JUNE 15, 2009
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The executing shareholder(s) appoints J. HICKS LANIER, THOMAS C. CHUBB III and THOMAS E. CAMPBELL, and each of them, proxies, with full power of substitution, for and in the name of the executing shareholder(s), to vote all shares of the common stock of Oxford Industries, Inc. that the executing shareholder(s) would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Monday, June 15, 2009, at 3:00 p.m., local time, at the offices of Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, and at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said persons are directed to vote as indicated on the reverse side, and otherwise in their discretion upon any other business.
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.
Please sign and date on the reverse side and return this proxy immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.
1.	Proposal to elect the nominees listed below. If a nominee becomes unable to serve, the Proxy will be voted for a substitute nominee or will not be voted, as recommended by the Board of Directors.	+

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - John R. Holder	☐	☐	☐	02 - J. Hicks Lanier	☐	☐	☐	03 - Clarence H. Smith	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Proposal to approve an amendment to the Oxford Industries, Inc. Long-Term Stock Incentive Plan.	☐	☐	☐	3. Proposal to approve an amendment to the Oxford Industries, Inc. Employee Stock Purchase Plan.	☐	☐	☐

4. Proposal to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm during fiscal 2009.	☐	☐	☐	5. The proxies are authorized to vote in their discretion upon all such other matters as may properly come before the annual meeting.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please date this proxy and sign exactly as your name or names appear. If shares are jointly owned, both owners should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing as a corporation, please sign in full corporate name by President or other authorized officer. If signing as a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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